EXHIBIT 10.76

EXECUTION COPY

[Published CUSIP Number:         ]

CREDIT AGREEMENT

Dated as of November 1, 2006

among

SPANSION LLC,

as the Borrower,

SPANSION INC.,

as a Guarantor,

BANK OF AMERICA, N.A.,

as Administrative Agent

and

The Other Lenders Party Hereto

BANC OF AMERICA SECURITIES LLC,

as Sole Lead Arranger and Sole Book Manager

-i-

(continued)

		Page
ARTICLE V	REPRESENTATIONS AND WARRANTIES	49

5.01	Existence, Qualification and Power	49

5.02	Authorization; No Contravention	49

5.03	Governmental Authorization; Other Consents	50

5.04	Binding Effect	50

5.05	Financial Statements; No Material Adverse Effect; No Internal Control Event	50

5.06	Litigation	51

5.07	No Default	51

5.08	Ownership of Property; Liens; Investments	51

5.09	Environmental Compliance	55

5.10	Insurance	55

5.11	Taxes	53

5.12	ERISA Compliance	53

5.13	Subsidiaries; Equity Interests; Loan Parties	54

5.14	Margin Regulations; Investment Company Act	54

5.15	Disclosure	54

5.16	Compliance with Laws	55

5.17	Intellectual Property; Licenses, Etc	55

5.18	Solvency	55

5.19	Casualty, Etc	55

5.20	Labor Matters	55

5.21	Transactions with Affiliates	56

5.22	Broker’s Fees	56

ARTICLE VI	AFFIRMATIVE COVENANTS	56

6.01	Financial Statements	56

6.02	Certificates; Other Information	57

6.03	Notices	59

6.04	Payment of Obligations	60

6.05	Preservation of Existence, Etc	61

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(continued)

		Page
6.06	Maintenance of Properties	61

6.07	Maintenance of Insurance	61

6.08	Compliance with Laws	62

6.09	Books and Records	62

6.10	Inspection Rights	62

6.11	Use of Proceeds	63

6.12	Covenant to Guarantee Obligations and Give Security	63

6.13	Compliance with Environmental Laws	64

6.14	Preparation of Environmental Reports	66

6.15	Further Assurances	66

6.16	Compliance with Terms of Leaseholds	66

6.17	Interest Rate Hedging	66

6.18	Lien Searches	66

6.19	Material Contracts	69

6.20	Designation as Senior Debt	67

ARTICLE VII	NEGATIVE COVENANTS	67

7.01	Liens	67

7.02	Indebtedness	68

7.03	Investments	70

7.04	Fundamental Changes	72

7.05	Dispositions	73

7.06	Restricted Payments	74

7.07	Change in Nature of Business	75

7.08	Transactions with Affiliates	75

7.09	Burdensome Agreements	76

7.10	Use of Proceeds	76

7.11	Financial Covenants	76

7.12	Capital Expenditures	77

7.13	Amendments of Organization Documents	77

7.14	Accounting Changes	78

-iii-

(continued)

-iv-

(continued)

-v-

SCHEDULES

2.01	Commitments and Applicable Percentages
4.01(a)(iv)	Mortgaged Property
5.03	Certain Authorizations
5.05	Supplement to Interim Financial Statements
5.06	Disclosed Litigation
5.08(b)	Existing Liens
5.08(c)	Owned Real Property
5.08(d)(i)	Leased Real Property (Lessee)
5.08(d)(ii)	Leased Real Property (Lessor)
5.08(e)	Existing Investments
5.09	Environmental Matters
5.13	Subsidiaries and Other Equity Investments; Loan Parties
5.20	Labor Matters
5.21	Transactions with Affiliates
6.12	Guarantors
6.18	Material Contracts
7.02	Existing Indebtedness
7.09	Burdensome Agreements
11.02	Administrative Agent’s Office, Certain Addresses for Notices

EXHIBITS

Form of

A	Committed Loan Notice
B	Note
C	Compliance Certificate
D	Assignment and Assumption
E	Guaranty
F	Security Agreement
G	Mortgage
H	Reserved
I-1	Opinion Matters – Counsel to Loan Parties
I-2	Opinion Matters – Local Counsel to Loan Parties
J	Joinder Agreement
K	Intercreditor Agreement

CREDIT AGREEMENT

This CREDIT AGREEMENT (“Agreement”) is entered into as of November 1, 2006, among SPANSION LLC, a Delaware limited liability company (the “Borrower”), SPANSION INC., a Delaware corporation (“Holdings”), each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), and BANK OF AMERICA, N.A., as Administrative Agent.

PRELIMINARY STATEMENTS:

The Borrower has requested that the Lenders provide a term loan facility, and the Lenders have indicated their willingness to lend on the terms and subject to the conditions set forth herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

1.01 Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“Account Control Agreements” has the meaning specified in the Security Agreement.

“Accounts” means all of the Borrower’s now owned or hereafter acquired or arising accounts, as defined in the UCC, including any rights to payment for the sale or lease of goods or rendition of services, whether or not they have been earned by performance.

“Accounts Receivable” means, at any date of determination, the difference of (a) the gross amount of Accounts originated and owned by the Borrower on the date of such determination arising from fully consummated unconditional sales in the ordinary course of business to Persons who are not Affiliates of the Borrower with respect to which no more than 90 days have elapsed since the date of the original invoice therefor or which is no more than 60 days past due and which have not been determined by the Borrower or the Administrative Agent to be uncollectible for any reason less (b) sales, excise or similar taxes, and less returns, discounts, claims, credits and allowances, accrued rebates, offsets, deductions, counterclaims, disputes and other defenses of any nature at any time issued, owing, granted, outstanding, available or claimed with respect to such Accounts.

“Acquisition” by any Person, means the purchase or acquisition in a single transaction or a series of related transactions by any such Person, individually or, together with its Affiliates, of (a) any Equity Interest of any other Person (other than an existing Subsidiary of the Borrower) which are sufficient such that such other Person becomes a direct or indirect Subsidiary of the Borrower or (b) all or a substantial portion of the property, including, without limitation, all or a substantial portion of the property comprising a division, business unit or line of business, of any other Person (other than a Subsidiary of the Borrower), whether involving a merger or consolidation with such other Person. “Acquire” has a meaning correlative thereto.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Aggregate Commitments” means the Commitments of all the Lenders.

“Aggregate Credit Exposures” means, at any time, the aggregate amount of the Loans outstanding at such time.

“Agreement” means this Credit Agreement.

“AMD” means Advanced Micro Devices, Inc., a Delaware corporation.

“Applicable Percentage” means with respect to any Lender at any time, the percentage (carried out to the ninth decimal place) of the Facility represented by (a) on or prior to the Funding Date, such Lender’s Commitment at such time and (b) thereafter, the principal amount of such Lender’s Loans at such time. The initial Applicable Percentage of each Lender in respect of each Facility is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“Applicable Rate” means the applicable percentage per annum set forth below determined by reference to S&P’s corporate credit rating of Holdings and Moody’s corporate family rating of Holdings (the “Ratings”):

Applicable Rate

Pricing Level	Ratings	Eurodollar Rate Loans	Base Rate Loans
1	Less than B by S&P or Less than B2 by Moody’s	3.00%	2.00%
2	B or better by S&P and B2 or better by Moody’s	2.75%	1.75%

; provided, that if only one or no Rating is issued, then Pricing Level 1 shall apply.

“Appropriate Lender” means, at any time, with respect to the Facility, a Lender that has a Commitment with respect to such Facility or holds a Loan at such time.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arranger” means Banc of America Securities LLC, in its capacity as sole lead arranger and sole book manager.

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 11.06(b), and accepted by the Administrative Agent, in substantially the form of Exhibit D or any other form approved by the Administrative Agent.

“Attributable Indebtedness” means, on any date, (a) in respect of any Capitalized Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease or similar payments under the relevant lease or other applicable agreement or instrument that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease or other agreement or instrument were accounted for as a Capitalized Lease and (c) all Synthetic Debt of such Person.

“Audited Financial Statements” means the audited consolidated balance sheet of Holdings and its Subsidiaries for the fiscal year ended December 25, 2005, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year of Holdings and its Subsidiaries, including the notes thereto.

“Bank of America” means Bank of America, N.A. and its successors.

“Base Rate” means for any day a fluctuating rate per annum equal to the higher of (a) the Federal Funds Rate plus 1/2 of 1% and (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate.” The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate.

“Borrower” has the meaning specified in the introductory paragraph hereto.

“Borrower Materials” has the meaning specified in Section 6.02.

“Borrowing” means a borrowing consisting of simultaneous Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period made by each of the Lenders pursuant to Section 2.01.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located and, if such day relates to any Eurodollar Rate Loan, means any such day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Capital Expenditures” means all payments due (whether or not paid during any fiscal period) in respect of the cost of any fixed asset or improvement, or replacement, substitution, or addition thereto, which has a useful life of more than one year, including, without limitation, those costs arising in connection with the direct or indirect acquisition of such asset by way of increased product or service charges or in connection with a Capitalized Lease.

“Capitalized Leases” means all leases that have been or should be, in accordance with GAAP, recorded as capitalized leases.

“Cash Collateral Account” means a blocked, non-interest bearing deposit account of one or more of the Loan Parties at Bank of America in the name of the Administrative Agent and under the sole dominion and control of the Administrative Agent, and otherwise established in a manner satisfactory to the Administrative Agent.

“Cash Equivalents” means any of the following types of Investments, to the extent owned by the Borrower or any of its Subsidiaries free and clear of all Liens (other than Liens created under the Collateral Documents and other Liens permitted hereunder):

(a) readily marketable obligations issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof having maturities of not more than 360 days from the date of acquisition thereof; provided that the full faith and credit of the United States of America is pledged in support thereof;

(b) time deposits with, or insured certificates of deposit or bankers’ acceptances of, any commercial bank that (i) (A) is a Lender or (B) is organized under the laws of the United States of America, any state thereof or the District of Columbia or is the principal banking subsidiary of a bank holding company organized under the laws of the United States of America, any state thereof or the District of Columbia, and is a member of the Federal Reserve System, (ii) issues (or the parent of which issues) commercial paper rated as described in clause (c) of this definition and (iii) has combined capital and surplus of at least $500,000,000, in each case with maturities of not more than 180 days from the date of acquisition thereof;

(c) commercial paper issued by any Person organized under the laws of any state of the United States of America and rated at least “Prime-1” (or the then equivalent grade) by Moody’s or at least “A-1” (or the then equivalent grade) by S&P, in each case with maturities of not more than 180 days from the date of acquisition thereof;

(d) Investments, classified in accordance with GAAP as current assets of the Borrower or any of its Subsidiaries, in money market investment programs registered under the Investment Company Act of 1940, which are administered by financial institutions that have the highest rating obtainable from either Moody’s or S&P, and the portfolios of which are limited solely to Investments of the character, quality and maturity described in clauses (a), (b) and (c) of this definition;

(e) auction-rate preferred securities having a maturity of 28 days or less from the date of acquisition and a minimum rating of AA by Standard and Poor’s or Aa2 by Moody’s;

(f) United States Dollars or euros;

(g) obligations of any city, state or other subdivision of the United States having a maturity of not more than 180 days from the acquisition thereof and having a rating of at least “Prime-1” (or the then equivalent grade) by Moody’s or at least “A-1” (or the then equivalent grade) by S&P;

(h) money market funds with assets of at least $5,000,000,000 whose investment objectives and guidelines closely match the credit profiles of the above investments; and

(f) with respect to any Subsidiary not formed under the laws of, or less than 50 percent of the assets of which are located in, the United States of America or any jurisdiction thereof, substantially similar Investments as those contained in clauses (a) through (d) above, of comparable credit quality, denominated in the currency of any jurisdiction where such Subsidiary does business.

“Cash Management Agreement” means any agreement to provide cash management services, including treasury, depository, overdraft, credit or debit card, electronic funds transfer and other cash management arrangements.

“Cash Management Bank” means any Person that, at the time it enters into a Cash Management Agreement, is a Lender or an Affiliate of a Lender, in its capacity as a party to such Cash Management Agreement.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980.

“CERCLIS” means the Comprehensive Environmental Response, Compensation and Liability Information System maintained by the U.S. Environmental Protection Agency.

“CFC” means a Person that is a controlled foreign corporation under Section 957 of the Code.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority.

“Change of Control” means an event or series of events by which:

(a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) other than the Equity Investors becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of

1934), directly or indirectly, of 30% or more of the equity securities of Holdings entitled to vote for members of the board of directors or equivalent governing body of Holdings on a fully-diluted basis (provided, however, that if (i) the person or group acquires such equity securities in connection with the acquisition by Holdings or a direct or indirect wholly owned subsidiary of Holdings of all or substantially all of the stock or all or any substantial portion of the assets of an unaffiliated Person or any line or lines of business or division of such Person and (ii) Holdings obtains a written opinion from an Independent Financial Advisor to the effect that the consideration to be paid in connection with such acquisition is fair, from a financial point of view, to Holdings and/or any relevant subsidiaries, then for purposes of this definition, “30%” shall be replaced with “45%”); or

(b) any Person or two or more Persons acting in concert shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation thereof, will result in its or their acquisition of the power to exercise, directly or indirectly, a controlling influence over the management or policies of Holdings, or control over the equity securities of Holdings entitled to elect a majority of members of the board of directors or equivalent governing body of Holdings; or

(c) Holdings shall cease, directly or indirectly, to own and control legally and beneficially all of the Equity Interests in the Borrower; or

(d) a “change of control” or any comparable term under, and as defined in, the Senior Notes Documents, the Debenture Documents or the Revolving Credit Agreement shall have occurred (but only so long as any such document or agreement remains in effect and only to the extent not waived under any such document or agreement).

“Code” means the Internal Revenue Code of 1986.

“Collateral” means all of the “Collateral” and “Mortgaged Property” referred to in the Collateral Documents and all of the other property that is or is intended under the terms of the Collateral Documents to be subject to Liens in favor of the Administrative Agent for the benefit of the Secured Parties.

“Collateral Documents” means, collectively, the Security Agreement, the Mortgages, the Account Control Agreements, the mortgages, collateral assignments, Security Agreement Supplements, security agreements, pledge agreements or other similar agreements delivered to the Administrative Agent pursuant to Section 6.12, and each of the other agreements, instruments or documents that creates or purports to create a Lien in favor of the Administrative Agent for the benefit of the Secured Parties.

“Commitment” means, as to each Lender, its obligation to make Loans to the Borrower pursuant to Section 2.01 in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 under the caption “Commitment” or opposite such caption in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Committed Loan Notice” means a notice of (a) a Borrowing, (b) a conversion of Loans from one Type to the other, or (c) a continuation of Eurodollar Rate Loans, pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A.

“Compliance Certificate” means a certificate substantially in the form of Exhibit C.

“Consolidated EBITDA” means, at any date of determination, an amount equal to Consolidated Net Income of Holdings and its Subsidiaries on a consolidated basis for the most recently completed Measurement Period plus (a) the following to the extent deducted in calculating such Consolidated Net Income: (i) Consolidated Interest Charges, (ii) the provision for Federal, state, local and foreign income taxes payable, (iii) depreciation and amortization expense and (iv) other expenses reducing such Consolidated Net Income which do not represent a cash item in such period or any future period (in each case of or by Holdings and its Subsidiaries for such Measurement Period) and minus (b) the following to the extent included in calculating such Consolidated Net Income: (i) Federal, state, local and foreign income tax credits and (ii) all non-cash items increasing Consolidated Net Income (in each case of or by Holdings and its Subsidiaries for such Measurement Period). For the purpose of determining the Consolidated Leverage Ratio and the Consolidated Interest Coverage Ratio, Consolidated EBITDA shall be calculated on a Pro Forma Basis in accordance with the provisions of Section 1.03.

“Consolidated Funded Indebtedness” means, as of any date of determination, for Holdings and its Subsidiaries on a consolidated basis, the sum of (a) the outstanding principal amount of all obligations, whether current or long-term, for borrowed money (including Obligations hereunder) and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments, (b) all purchase money Indebtedness, (c) all direct obligations arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments, (d) all obligations in respect of the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business), (e) all Attributable Indebtedness, (f) without duplication, all Guarantees with respect to outstanding Indebtedness of the types specified in clauses (a) through (e) above of Persons other than the Borrower or any Subsidiary, and (g) all Indebtedness of the types referred to in clauses (a) through (f) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which the Borrower or a Subsidiary is a general partner or joint venturer, unless such Indebtedness is expressly made non-recourse to the Borrower or such Subsidiary. For the purpose of determining the Consolidated Leverage Ratio and the Consolidated Interest Coverage Ratio, Consolidated Funded Indebtedness shall be calculated on a Pro Forma Basis in accordance with the provisions of Section 1.03.

“Consolidated Interest Charges” means, for any Measurement Period, the sum of (a) all interest, premium payments, debt discount, fees, charges and related expenses in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP, (b) all interest paid or payable with respect to discontinued operations and (c) the portion of rent expense under Capitalized Leases that is treated as interest in accordance with GAAP, in each case, of or by Holdings and its Subsidiaries on a consolidated basis for the most recently completed Measurement Period. For the purpose of determining the Consolidated Leverage Ratio and the Consolidated Interest Coverage Ratio, Consolidated Interest Charges shall be calculated on a Pro Forma Basis in accordance with the provisions of Section 1.03.

“Consolidated Interest Coverage Ratio” means, at any date of determination, the ratio of (a) Consolidated EBITDA to (b) the Consolidated Interest Charges of or by Holdings and its Subsidiaries for the most recently completed Measurement Period.

“Consolidated Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Funded Indebtedness as of such date to (b) Consolidated EBITDA.

“Consolidated Net Income” means, at any date of determination, the net income (or loss) of Holdings and its Subsidiaries on a consolidated basis for the most recently completed Measurement Period; provided that Consolidated Net Income shall exclude (a) extraordinary gains and extraordinary losses for such Measurement Period, (b) the net income of any Subsidiary during such Measurement Period to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary of such income is not permitted by operation of the terms of its Organization Documents or any agreement, instrument or Law applicable to such Subsidiary during such Measurement Period, except that Holdings’ equity in any net loss of any such Subsidiary for such Measurement Period shall be included in determining Consolidated Net Income, and (c) any income (or loss) for such Measurement Period of any Person if such Person is not a Subsidiary, except that Holdings’ equity in the net income of any such Person for such Measurement Period shall be included in Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such Measurement Period to Holdings or a Subsidiary as a dividend or other distribution (and in the case of a dividend or other distribution to a Subsidiary, such Subsidiary is not precluded from further distributing such amount to Holdings as described in clause (b) of this proviso). For the purpose of determining the Consolidated Leverage Ratio and the Consolidated Interest Coverage Ratio, Consolidated Net Income shall be calculated on a Pro Forma Basis in accordance with the provisions of Section 1.03.

“Consolidated Parties” means Holdings and each of its Subsidiaries (regardless of whether or not consolidated with Holdings for purposes of GAAP), collectively, and “Consolidated Party” means any one of them.

“Consolidated Senior Secured Debt” means all Consolidated Funded Indebtedness of Holdings and its Subsidiaries that is secured by a lien on any property of Holdings or its Subsidiaries.

“Consolidated Total Assets” means, with respect to any date of determination, the total consolidated assets shown on the consolidated balance sheet of Holdings and its Subsidiaries in accordance with GAAP on the last day of the fiscal quarter prior to the date of determination.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Credit Agreement Supplement” has the meaning specified in Section 2.12(d).

“Credit Extension” means a Borrowing.

“Debenture Documents” means (i) the Debenture Indenture, (ii) the Debentures, and (iii) all other agreements, instruments and other documents pursuant to which the Debentures were issued or otherwise setting forth the terms of the Debentures.

“Debenture Indenture” means the Indenture, dated as of June 12, 2006, by and among the Borrower, Holdings, Spansion Technology Inc. and Wells Fargo Bank, N.A., as trustee.

“Debentures” means the 2.25% Exchangeable Senior Subordinated Debentures due 2016 in an original aggregate principal amount of $180,000,000 issued and sold pursuant to the Debenture Documents.

“Debt Rating” means, as of any date of determination, the corporate family rating as determined by Moody’s and the corporate credit rating as determined by S&P.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means an interest rate equal to (i) the Base Rate plus (ii) the Applicable Rate, if any, applicable to Base Rate Loans under the Facility plus (iii) 2% per annum; provided, however, that with respect to a Eurodollar Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan plus 2% per annum.

“Defaulting Lender” means any Lender that (a) has failed to fund any portion of the Loans required to be funded by it hereunder within one Business Day of the date required to be funded by it hereunder, (b) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, unless the subject of a good faith dispute, or (c) has been deemed insolvent or become the subject of a bankruptcy or insolvency proceeding.

“Disclosed Litigation” has the meaning set forth in Section 5.06.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property by any Person (or the granting of any option or other right to do any of the foregoing), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Dollar” and “$” mean lawful money of the United States.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of any political subdivision of the United States.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 11.06(b)(iii), (v) and (vi) (subject to such consents, if any, as may be required under Section 11.06(b)(iii)).

“Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Lien” means a Lien in favor of any Governmental Authority for (a) any liability under Environmental Laws, or (b) damages arising from, or costs incurred by such Governmental Authority in response to, a release or threatened release of a Hazardous Material.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“Equity Investors” means AMD and Fujitsu.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 4001(a) of ERISA or which is treated as a single employer with the Borrower under Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; or (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan.

“Eurodollar Rate” means, for any Interest Period with respect to a Eurodollar Rate Loan, the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period. If such rate is not available at such time for any reason, then the “Eurodollar Rate” for such Interest Period shall be the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Rate Loan being made, continued or converted by Bank of America and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period.

“Eurodollar Rate Loan” means a Loan that bears interest at a rate based on the Eurodollar Rate.

“Event of Default” has the meaning specified in Section 8.01.

“Excess Cash Flow” means, for any fiscal year of the Borrower, the excess (if any) of:

(a) the sum of (i) Consolidated EBITDA for such fiscal year plus (ii) extraordinary cash income, if any, business interruption insurance proceeds, if any, and Net Cash Proceeds attributable to Dispositions out of the ordinary course of business if any, of the Consolidated Parties during such period to the extent not included in Consolidated EBITDA for such period and not required to be utilized in connection with a payment made or to be made pursuant to Section 2.03(b)(ii), minus;

(b) the sum (for such fiscal year) of (i) Consolidated Interest Charges actually paid in cash by the Borrower and its Subsidiaries, plus (ii) all income taxes actually paid in cash by the Borrower and its Subsidiaries, plus (iii) Capital Expenditures of Holdings and its Subsidiaries for such period paid in cash, plus (iv) the aggregate amount of all required principal payments or redemptions or similar acquisitions for value of outstanding Consolidated Funded Indebtedness (including the Loans), but excluding any such payments to the extent refinanced through the incurrence of additional Indebtedness otherwise expressly permitted under Section 7.02, plus (v) the aggregate principal amount of all optional prepayments made in cash pursuant to Section 2.03(a) hereof with internally generated funds during such period, plus (vi) the aggregate amount of all Restricted Payments in cash during such period made in accordance with Section 7.06.

“Excluded Issuance” by any Person means (i) an issuance and sale of an Equity Interest in such Person in connection with employment agreements and stock option or employee compensation agreements approved by the board of directors of Holdings or an issuance of shares of capital stock of (or other ownership or profit interests in) such Person upon the exercise of warrants, options or other rights for the purchase of such capital stock (or other ownership or profit interest), (ii) an issuance of an Equity Interest upon exchange of the Debentures or any other exchangeable or convertible debt security, and (iii) any sales of Equity Interests that occur no later than March 31, 2007, to the extent the net proceeds are no greater than $100,000,000.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any Obligation of the Borrower hereunder, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located, (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which the Borrower is located, (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 11.13), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party hereto (or designates a new Lending Office) or is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with Section 3.01(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 3.01(a) and (d) in the case of any non-Foreign Lender which changes its Lending Office with respect to the Loans to an office outside the United States, any taxes that are in effect and would apply to a payment to such Lender as of the date of the change of the lending office.

“Facility” means, at any time, (a) on or prior to the Funding Date, the aggregate amount of the Commitments at such time and (b) thereafter, the aggregate principal amount of the Loans of all Lenders outstanding at such time.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent.

“Fee Letter” means the letter agreement, dated September 25, 2006, among the Borrower, the Administrative Agent and the Arranger.

“Foreign Government Scheme or Arrangement” has the meaning specified in Section 5.12(d).

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes. For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Plan” has the meaning specified in Section 5.12(d).

“Fractional Share Payments” has the meaning specified in Section 7.06(f).

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fujitsu” means Fujitsu Microelectronics Holdings, Inc., a Delaware corporation.

“Fujitsu Limited” means Fujitsu Limited, a company organized under the laws of Japan.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“Funding Date” means the first date all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 11.01.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Granting Lender” has the meaning specified in Section 11.06(h).

“Guarantee” means, as to any Person, any (a) obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guarantors” means, collectively, Holdings, the Subsidiaries of Holdings listed on Schedule 6.12 and each other Subsidiary of Holdings that shall be required to execute and deliver a guaranty or guaranty supplement pursuant to Section 6.12.

“Guaranty” means, collectively, the Guaranty made by Holdings under Article X in favor of the Secured Parties and the Guaranty made by the other Guarantors in favor of the Secured Parties, substantially in the form of Exhibit E, together with each other guaranty and guaranty supplement delivered pursuant to Section 6.12.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hedge Bank” means any Person that, at the time it enters into a Secured Hedge Agreement, is a Lender or an Affiliate of a Lender, in its capacity as a party to such Secured Hedge Agreement.

“Holdings” has the meaning specified in the introductory paragraph hereto.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b) the maximum amount of all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(c) net obligations of such Person under any Swap Contract;

(d) all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business and not past due for more than 90 days after the date on which such trade account was created);

(e) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f) all Attributable Indebtedness in respect of Capitalized Leases and Synthetic Lease Obligations of such Person and all Synthetic Debt of such Person;

(g) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interest in such Person or any other Person or any warrant, right or option to acquire such Equity Interest, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; and

(h) all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation, limited liability company or similar legal entity) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Indemnitees” has the meaning specified in Section 11.04(b).

“Indenture Restricted Payment Terms” means the restrictions contained in Section 4.10 of the Senior Notes Indenture.

“Independent Financial Advisor” means an investment banking firm of national standing or any third-party appraiser with national standing in the United States, provided that such firm of appraiser is not an Affiliate of Holdings.

“Information” has the meaning specified in Section 11.07.

“Information Memorandum” means the information memorandum dated September, 2006 used by the Arranger in connection with the syndication of the Commitments.

“Intercreditor Agreement” means an intercreditor agreement dated as of the date hereof among the Administrative Agent and the Revolving Credit Agent, and acknowledged and agreed to by the Borrower, Holdings, and the other Loan Parties, substantially in the form of Exhibit K hereto.

“Interest Payment Date” means, (a) as to any Eurodollar Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date of the Facility under which such Loan was made; provided, however, that if any Interest Period for a Eurodollar Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan, the last Business Day of each March, June, September and December and the Maturity Date of the Facility under which such Loan was made.

“Interest Period” means, as to each Eurodollar Rate Loan, the period commencing on the date such Eurodollar Rate Loan is disbursed or converted to or continued as a Eurodollar Rate Loan and ending on the date one, two, three or six months thereafter, as selected by the Borrower in its Committed Loan Notice; provided that:

(a) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(c) no Interest Period shall extend beyond the Maturity Date of the Facility under which such Loan was made.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or interest in, another Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit or all or a substantial part of the business of, such Person. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“IP Rights” has the meaning specified in Section 5.17.

“IRS” means the United States Internal Revenue Service.

“Joinder Agreement” means a Joinder Agreement executed and delivered in accordance with the provisions of Section 6.12, substantially in the form of Exhibit J hereto.

“JV1/JV2 Facility” means that certain factory located at 6,5-4,5-11,31-6 Kogyodanchi Monden-machi, Aizuwakamatsu-shi, Fukushima Japan and that certain power plant and office at 4 Kogyodanchi Monden-machi, Aizuwakamatsu-shi, Fukushima Japan, and all appurtenant and related fixtures, property and equipment at such locations.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Lender” has the meaning specified in the introductory paragraph hereto.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).

“Liquidity” means, as of any date of determination, the difference of (a) the sum of all cash and Cash Equivalents plus Accounts Receivable, minus (b) the product of (i) the principal amount outstanding under the Revolving Credit Agreement times (ii) 1.5.

“Loan” means an advance made by any Lender under Article II.

“Loan Documents” means, collectively, (a) for purposes of this Agreement and the Notes and all other purposes other than for purposes of the Guaranty, any Joinder Agreement, any of the Collateral Documents and Sections 6.12 and 8.03 of this Agreement, (i) this Agreement, (ii) each Note, (iii) the Guaranty, (iv) each Collateral Document, (v) the Fee Letter, and (vi) each Joinder Agreement and (b) for purposes of the Guaranty, each Joinder Agreement, each Collateral Document and Sections 6.12 and 8.03 of this Agreement, (i) each document under clause (a) of this definition, (ii) each Secured Hedge Agreement and (iii) each Secured Cash Management Agreement.

“Loan Parties” means, collectively, the Borrower and each Guarantor.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, liabilities (actual or contingent), or financial condition of the Borrower or the Borrower and its Subsidiaries taken as a whole; (b) a material impairment of the rights and remedies of the Administrative Agent or any Lender under any Loan Document, or of the ability of any Loan Party to perform its material obligations under any Loan Document to which it is a party; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party.

“Material Contract” means, with respect to any Person, each contract to which such Person is a party which is material to the business, condition (financial or otherwise), operations, performance or properties of such Person.

“Material Subsidiary” means any direct or indirect Domestic Subsidiary of Holdings which (a) has total assets equal to or greater than 2% of Total Assets (calculated as of the most recent fiscal period with respect to which the Lenders shall have received financial statements required to be delivered pursuant to Sections 6.01(a) or (b) (or if prior to delivery of any financial statements pursuant to such Sections, then calculated with respect to the year end financial statements referenced in Section 5.05(a)) (the “Required Financial Information”)) or (b) has income equal to or greater than 2% of Consolidated Net Income (calculated for the most recent period for which the Lenders have received the Required Financial Information); provided, however, that notwithstanding the foregoing, the term “Material Subsidiary” shall mean each of those Domestic Subsidiaries that together with Holdings and each other Material Subsidiary (i) have assets equal to not less than 90% of Total Assets (calculated as described above) and (ii) generate not less than 90% of Consolidated Net Income of the Consolidated Parties; provided further that if more than one combination of Subsidiaries satisfies such threshold, then those Subsidiaries so determined to be “Material Subsidiaries” shall be specified by the Borrower.

“Maturity Date” means November 3, 2012; provided, however, that, if such date is not a Business Day, the Maturity Date shall be the next preceding Business Day.

“Measurement Period” means, at any date of determination, the most recently completed four fiscal quarters of Holdings or, if fewer than four consecutive fiscal quarters of Holdings have been completed since the Funding Date, the fiscal quarters of Holdings that have been completed since the Funding Date.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Mortgage” has the meaning specified in Section 4.01(a)(iv).

“Mortgage Policy” has the meaning specified in Section 4.01(a)(iv)(B).

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Net Cash Proceeds” means:

(a) with respect to any Disposition by any Loan Party or any of its Subsidiaries, the excess, if any, of (i) the sum of cash and Cash Equivalents received in connection with such transaction (including any cash or Cash Equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) over (ii) the sum of (A) the principal amount of any Indebtedness that is secured by the applicable asset and that is required to be repaid in connection with such transaction (other than Indebtedness under the Loan Documents), (B) the reasonable and customary out-of-pocket expenses incurred by such Loan Party or such Subsidiary in connection with such transaction and (C) income taxes reasonably estimated to be actually payable within two years of the date of the relevant transaction as a result of any gain recognized in connection therewith; provided that, if the amount of any estimated taxes pursuant to subclause (C) exceeds the amount of taxes actually required to be paid in cash in respect of such Disposition, the aggregate amount of such excess shall constitute Net Cash Proceeds; and

(b) with respect to the sale or issuance of any Equity Interest by any Loan Party or any of its Subsidiaries, or the incurrence or issuance of any Indebtedness by any Loan Party or any of its Subsidiaries, the excess of (i) the sum of the cash and Cash Equivalents received in connection with such transaction over (ii) the underwriting discounts and commissions, and other reasonable and customary out-of-pocket expenses, incurred by such Loan Party or such Subsidiary in connection therewith.

“Note” means a promissory note made by the Borrower in favor of a Lender evidencing Loans made by such Lender, substantially in the form of Exhibit B.

“NPL” means the National Priorities List under CERCLA.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Outstanding Amount” means the aggregate outstanding principal amount of Loans on any date after giving effect to any borrowings and prepayments or repayments of Loans occurring on such date.

“Participant” has the meaning specified in Section 11.06(d).

“PBGC” means the Pension Benefit Guaranty Corporation.

“PCAOB” means the Public Company Accounting Oversight Board.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by the Borrower or any ERISA Affiliate or to which the Borrower or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.

“Perfection Certificate” has the meaning given such term in Section 1.03 of the Security Agreement.

“Permitted Encumbrances” has the meaning specified in the Mortgages.

“Permitted Tax Payment” means the payment of any dividend or distribution to Holdings in an amount not to exceed the then maximum Federal, state and local income tax liabilities arising from income of the Borrower and its Subsidiaries and attributable to Holdings. Each tax distribution shall be calculated and distributed so that Holdings shall receive a tax distribution sufficient to pay the income taxes required to be paid (after giving effect to any income tax credits, losses carried forward, or similar reductions to income taxes due) in respect of the relevant period.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by the Borrower or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.

“Platform” has the meaning specified in Section 6.02.

“Pledged Debt” has the meaning specified in Section 2.01 of the Security Agreement.

“Pledged Equity” has the meaning specified in Section 2.01 of the Security Agreement.

“Pro Forma Basis” has the meaning specified in Section 1.03.

“Register” has the meaning specified in Section 11.06(c).

“Registered Public Accounting Firm” has the meaning specified by the Securities Laws and shall be independent of Holdings as prescribed by the Securities Laws.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

“Request for Credit Extension” means with respect to a Borrowing, conversion or continuation of Loans, a Committed Loan Notice.

“Required Lenders” means, as of any date of determination, Lenders holding more than 50% of the Outstanding Amount provided that the portion of the Outstanding Amount held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Responsible Officer” means the chief executive officer, president, chief financial officer, treasurer, assistant treasurer or controller of a Loan Party. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other Equity Interest of any Person or any of its Subsidiaries, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such capital stock or other Equity Interest, or on account of any return of capital to any Person’s stockholders, partners or members (or the equivalent of any thereof), or any option, warrant or other right to acquire any such dividend or other distribution or payment.

“Revolving Credit Agent” means Bank of America, N.A., in its capacity as agent for the lenders under the Revolving Credit Agreement.

“Revolving Credit Agreement” means that certain Credit Agreement dated as of September 19, 2005 among the Borrower, Holdings, the Revolving Credit Agent, and a syndicate of lenders.

“Revolving Credit Loan Documents” means the Revolving Credit Agreement and the other “Loan Documents” as defined therein.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and any successor thereto.

“Sarbanes-Oxley” means the Sarbanes-Oxley Act of 2002.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Cash Management Agreement” means any Cash Management Agreement that is entered into by and between the Borrower and any Cash Management Bank.

“Secured Hedge Agreement” means any interest rate Swap Contract required or permitted under Article VI or VII that is entered into by and between the Borrower and any Hedge Bank.

“Secured Parties” means, collectively, the Administrative Agent, the Lenders, the Hedge Banks, the Cash Management Banks, each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 9.05, and the other Persons the Obligations owing to which are or are purported to be secured by the Collateral under the terms of the Collateral Documents.

“Securities Laws” means the Securities Act of 1933, the Securities Exchange Act of 1934, Sarbanes-Oxley, and the applicable accounting and auditing principles, rules, standards and practices promulgated, approved or incorporated by the SEC or the PCAOB.

“Security Agreement” means the pledge and security agreement, in substantially the form of Exhibit F, together with each other pledge and security agreement and pledge and security agreement supplement delivered pursuant to Section 6.12.

“Security Agreement Supplement” has the meaning specified in Section 1.01 of the Security Agreement.

“Senior Notes” means the 11.25% senior notes of the Borrower due 2016 in an original aggregate principal amount of $250,000,000 issued and sold pursuant to the Senior Notes Documents.

“Senior Notes Indenture” means the Indenture dated as of December 21, 2005 by and among the Borrower, Holdings, Spansion Technology Inc. and Wells Fargo Bank, N.A., as trustee.

“Senior Notes Documents” means (i) the Senior Notes Indenture, (ii) the Senior Notes and (iii) all other agreements, instruments and other documents pursuant to which the Senior Notes have been or will be issued or otherwise setting forth the terms of the Senior Notes.

“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature, (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital, and (e) such Person is able to pay its debts and liabilities, contingent obligations and other commitments as they mature in the ordinary course of business. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“SP1 Facilities” means that certain fabrication facility located in Japan and any other 300mm manufacturing facility owned by the Borrower or any Subsidiary.

“SPC” has the meaning specified in Section 11.06(h).

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of Holdings.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Synthetic Debt” means, with respect to any Person as of any date of determination thereof, all obligations of such Person in respect of transactions entered into by such Person that are intended to function primarily as a borrowing of funds (including any minority interest transactions that function primarily as a borrowing) but are not otherwise included in the definition of “Indebtedness” or as a liability on the consolidated balance sheet of such Person and its Subsidiaries in accordance with GAAP.

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property (including sale and leaseback transactions), in each case, creating obligations that do not appear on the balance sheet of such Person but which, upon the application of any Debtor Relief Laws to such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Total Assets” means, with respect to any date of determination, Holdings’ total consolidated assets shown on its consolidated balance sheet in accordance with GAAP on the last day of the fiscal quarter prior to the date of determination.

“Transaction” means, collectively, (a) the entering into by the Loan Parties and their applicable Subsidiaries of the Loan Documents to which they are or are intended to be a party and (b) the payment of the fees and expenses incurred in connection with the consummation of the foregoing.

“Type” means, with respect to a Loan, its character as a Base Rate Loan or a Eurodollar Rate Loan.

“UCC” means the Uniform Commercial Code as in effect in the State of New York; provided that, if perfection or the effect of perfection or non-perfection or the priority of any security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

“Unfunded Pension Liability” means an “accumulated funding deficiency” within the meaning of Section 302 of ERISA or Section 412 of the Code.

“United States” and “U.S.” mean the United States of America.

“U.S. Loan Party” means any Loan Party that is organized under the laws of one of the states of the United States of America and that is not a CFC.

1.02 Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Preliminary Statements, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Preliminary Statements, Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

1.03 Accounting Terms. (a) Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein.

(b) Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

(c) Pro Forma Calculations. Notwithstanding anything herein to the contrary, any calculation of the Consolidated Leverage Ratio for any Measurement Period during which an Acquisition or Disposition shall have occurred (or shall be deemed to have occurred for the purposes described in clause (iii) of this Section 1.03(c)) shall each be made on a Pro Forma Basis for purposes of making the following determinations:

(i) determining the applicable pricing level under the definitions of “Applicable Rate” and “Applicable Commitment Fee Percentage”;

(ii) determining compliance with the Consolidated Leverage Ratio (other than whether the conditions precedent for a proposed transaction have been satisfied as contemplated by subsection (iii) of this Section 1.03(c));

(iii) determining whether the conditions precedent have been satisfied for a proposed transaction which is permitted hereunder only so long as no Default will result from the consummation thereof, including, without limitation, any Disposition or any Investment which results in an Acquisition; and

(iv) determining whether a mandatory prepayment is required to be made by the Borrower pursuant to Section 2.03(b)(iii) or (iv).

“Pro Forma Basis” means, for purposes of calculating any financial ratio (including the Consolidated Leverage Ratio) or financial amount for any Measurement Period for any of the purposes specified in this Section 1.03(c), and with respect to each proposed Acquisition or Disposition and each such transaction actually consummated in such Measurement Period, that such financial ratio or financial amount shall be calculated on a pro forma basis based on the following assumptions: (a) each such transaction shall be deemed to have occurred on the first day of such Measurement Period; (b) any funds to be used by any Person in consummating any such transaction will be assumed to have been used for that purpose as of the first day of such Measurement Period; (c) any Indebtedness to be incurred by any Person in connection with the consummation of any such transaction will be assumed to have been incurred on the first day of such Measurement Period; (d) the gross interest expenses, determined in accordance with GAAP, with respect to such Indebtedness assumed to have been incurred on the first day of such Measurement Period that bears interest at a floating rate shall be calculated at the current rate (as of the date of such calculation) under the agreement governing such Indebtedness (including this Agreement if the Indebtedness is incurred hereunder); and (e) any gross interest expense, determined in accordance with GAAP, with respect to Indebtedness outstanding during such Measurement Period that was or is to be refinanced with proceeds of a transaction assumed to have been incurred as of the first day of the Measurement Period will be excluded from such calculations (and to the extent not already excluded pursuant to clause (a) or (b) above, the principal amount of such Indebtedness shall be excluded). “Pro Forma Basis” may also include such adjustments for expected cost savings as are permitted under Regulation S-X of the Securities and Exchange Commission and reasonably satisfactory to the Administrative Agent.

1.04 Rounding. Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Pacific time (daylight or standard, as applicable).

1.06 Currency Equivalents Generally. Any amount specified in this Agreement (other than in Articles II, IX and X) or any of the other Loan Documents to be in Dollars shall also include the equivalent of such amount in any currency other than Dollars, such equivalent amount thereof in the applicable currency to be determined by the Administrative Agent at such time on the basis of the Spot Rate (as defined below) for the purchase of such currency with Dollars. For purposes of this Section 1.07, the “Spot Rate” for a currency means the rate determined by the Administrative Agent to be the rate quoted by the Person acting in such capacity as the spot rate for the purchase by such Person of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. on the date two Business Days prior to the date of such determination; provided that the Administrative Agent may obtain such spot rate from another financial institution designated by the Administrative Agent if the Person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency.

ARTICLE II

THE COMMITMENTS AND CREDIT EXTENSIONS

2.01 The Loans. Subject to the terms and conditions set forth herein, each Lender severally agrees to make a single loan to the Borrower on the Funding Date in an amount not to exceed such Lender’s Commitment Percentage of the Facility. The Borrowing shall consist of Loans made simultaneously by the Lenders in accordance with their respective Applicable Percentage of the Facility. Amounts borrowed under this Section 2.01 and repaid or prepaid may not be reborrowed. Loans may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein.

2.02 Borrowings, Conversions and Continuations of Loans.

(a) Borrowings, Conversions and Continuations Generally. Each Borrowing, each conversion of Loans from one Type to the other, and each continuation of Eurodollar Rate Loans shall be made upon the Borrower’s irrevocable notice to the Administrative Agent, which may be given by telephone. Each such notice must be received by the Administrative Agent not later than 11:00 a.m. (i) three Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Eurodollar Rate Loans or of any conversion of Eurodollar Rate Loans to Base Rate Loans, and (ii) on the requested date of any Borrowing of Base Rate Loans. Each telephonic notice by the Borrower pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the Administrative Agent of a written Committed Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower. Each Borrowing

of, conversion to or continuation of Eurodollar Rate Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof. Except as provided in Sections 2.03(c) and 2.04(c), each Borrowing of or conversion to Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof. Each Committed Loan Notice (whether telephonic or written) shall specify (i) whether the Borrower is requesting a Borrowing, a conversion of Loans from one Type to the other, or a continuation of Eurodollar Rate Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) the Type of Loans to be borrowed or to which existing Loans are to be converted, and (v) if applicable, the duration of the Interest Period with respect thereto. If the Borrower fails to specify a Type of Loan in a Committed Loan Notice or if the Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Loans shall be made as, or converted to, Base Rate Loans. Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Rate Loans. If the Borrower requests a Borrowing of, conversion to, or continuation of Eurodollar Rate Loans in any such Committed Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.

(b) Notice to Lenders and Funding of Borrowings. Following receipt of a Committed Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Applicable Percentage under the Facility of the Loans, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans described in Section 2.02(a). In the case of a Borrowing, each Appropriate Lender shall make the amount of its Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 1:00 p.m. on the Business Day specified in the applicable Committed Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if such Borrowing is the initial Credit Extension, Section 4.01), the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of the Borrower on the books of Bank of America with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower.

(c) Eurodollar Rate Loans. Except as otherwise provided herein, a Eurodollar Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurodollar Rate Loan. During the existence of a Default, no Loans may be requested as, converted to or continued as Eurodollar Rate Loans without the consent of the Required Lenders.

(d) Notice of Interest Rate. The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for Eurodollar Rate Loans upon determination of such interest rate. At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrower and the Lenders of any change in Bank of America’s prime rate used in determining the Base Rate promptly following the public announcement of such change.

(e) Maximum Interest Periods. After giving effect to all Borrowings, all conversions of Loans from one Type to the other, and all continuations of Loans as the same Type, there shall not be more than five (5) Interest Periods in effect in respect of the Facility.

2.03 Prepayments.

(a) Optional. The Borrower may, upon notice to the Administrative Agent, at any time or from time to time voluntarily prepay Loans in whole or in part without premium or penalty; provided that (A) such notice must be received by the Administrative Agent not later than 11:00 a.m. (1) three Business Days prior to any date of prepayment of Eurodollar Rate Loans and (2) on the date of prepayment of Base Rate Loans; (B) any prepayment of Eurodollar Rate Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof; and (C) any prepayment of Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment, the Facility to which such prepayment shall apply and the Type(s) of Loans to be prepaid and, if Eurodollar Rate Loans are to be prepaid, the Interest Period(s) of such Loans. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s ratable portion of such prepayment (based on such Lender’s Applicable Percentage in respect of the relevant Facility). If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Eurodollar Rate Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05. Each prepayment of the outstanding Loans pursuant to this Section 2.03(a) shall be applied to the principal repayment installments of the Loan on a pro-rata basis, and each such prepayment shall be paid to the Lenders in accordance with their respective Applicable Percentages in respect of the Facility.

(b) Mandatory.

(i) Excess Cash Flow. Within five Business Days after financial statements have been delivered pursuant to Section 6.01(a) and the related Compliance Certificate has been delivered pursuant to Section 6.02(b), the Borrower shall prepay an aggregate principal amount of Loans equal to (A) if Holdings’ Consolidated Leverage Ratio is greater than or equal to 2.00 to 1, 75% of Excess Cash Flow or (B) if Holdings’ Consolidated Leverage Ratio is less than 2.00 to 1, 50% of Excess Cash Flow; in each case, for the fiscal year covered by such financial statements (such prepayments to be applied as set forth in clause (v) below).

(ii) Dispositions. If any Loan Party or any of its Subsidiaries disposes of any property (other than any Disposition of any property permitted by Section 7.05(a) through (h)) in a single or series of related transactions which results in the realization by such Person of Net Cash Proceeds in excess of $5,000,000, the Borrower shall prepay an aggregate principal amount of Loans equal to 100% of such Net Cash Proceeds immediately upon receipt thereof by such Person (such prepayments to be applied as set forth in clause (v) below); provided, however, that, with respect to any Net Cash

Proceeds realized under a Disposition described in this Section 2.03(b)(ii), at the election of the Borrower (as notified by the Borrower to the Administrative Agent on or prior to the date of such Disposition), and so long as no Default shall have occurred and be continuing, such Loan Party or such Subsidiary may reinvest all or any portion of such Net Cash Proceeds in operating assets so long as within 360 days after the receipt of such Net Cash Proceeds, such purchase shall have been consummated (as certified by the Borrower in writing to the Administrative Agent); and provided further, however, that any Net Cash Proceeds not subject to such definitive agreement or so reinvested shall be immediately applied to the prepayment of the Loans as set forth in this Section 2.03(b)(ii).

(iii) Equity Issuance. Upon the sale or issuance by any Loan Party or any of its Subsidiaries of any of its Equity Interests (other than (A) Excluded Issuances and (B) any sales or issuances of Equity Interests to another Loan Party), the Borrower shall prepay an aggregate principal amount of Loans equal to 50% of all Net Cash Proceeds received therefrom immediately upon receipt thereof by such Loan Party or such Subsidiary (such prepayments to be applied as set forth in clause (v) below).

(iv) Debt Issuance. Upon the incurrence or issuance by any Loan Party or any of its Subsidiaries of any Indebtedness (other than Indebtedness expressly permitted to be incurred or issued pursuant to Section 7.02), the Borrower shall prepay an aggregate principal amount of Loans equal to 100% of all Net Cash Proceeds received therefrom immediately upon receipt thereof by such Loan Party or such Subsidiary (such prepayments to be applied as set forth in clause (v) below).

(v) Application of Prepayments Generally. Each prepayment of Loans pursuant to the foregoing provisions of this Section 2.03(b) or Section 6.07(b) shall be applied to the remaining principal repayment installments of the Facility on a pro-rata basis.

(c) Prepayment Accounts. Amounts to be applied as provided in clause (b) above to the prepayment of Loans shall be applied first to reduce outstanding Base Rate Loans. Any amounts remaining after each such application shall, at the option of the Borrower, be applied to prepay Eurodollar Rate Loans immediately and/or shall be deposited in a separate Prepayment Account (as defined below) for such Eurodollar Rate Loans. The Administrative Agent shall apply any cash deposited in the Prepayment Account to prepay Eurodollar Rate Loans on the last day of their respective Interest Periods (or, at the direction of the Borrower, on any earlier date) until all outstanding Loans have been prepaid or until all the allocable cash on deposit in the Prepayment Account has been exhausted. For purposes of this Agreement, the term “Prepayment Account” for any Loans shall mean an account established by the Borrower with the Administrative Agent and over which the Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal for application in accordance with this clause (c). The Administrative Agent will, at the request of the Borrower, invest amounts on deposit in the Prepayment Account in Cash Equivalents selected by the Borrower that mature prior to the last day of the applicable Interest Periods of the Eurodollar Rate Loans to be prepaid; provided, however, that (i) the Administrative Agent shall not be required to make any investment that, in its sole judgment, would require or cause the Administrative Agent to be in, or would result in any, violation of any Law, (ii) such Cash Equivalents shall be subjected to a first priority perfected security interest in favor of the Administrative Agent and (iii) if any Event of Default shall have occurred and be continuing, the selection of such Cash Equivalents shall be in the sole discretion of the Administrative Agent. The Borrower shall indemnify the Administrative Agent for any losses relating to such investments in Cash Equivalents so that the amount available to prepay Eurodollar Rate Loans on the last day of the applicable Interest Periods is not less than the amount that would have been available had no investments been made pursuant thereto. Interest or profits, if any, on the investments in any Prepayment Account shall accumulate in such Prepayment Account. If the maturity of the Loans has been accelerated pursuant to Section 8.02, the Administrative Agent may, in its sole discretion, apply such funds to satisfy any of the Obligations. The Borrower hereby pledges and assigns to the Administrative Agent, for its benefit and the benefit of the Lenders, each Prepayment Account established to secure the Obligations.

(d) Senior Notes Documents. Anything contained in Section 2.03(b) to the contrary notwithstanding, (i) if, following the occurrence of any “Asset Sale” (as such term is defined in the Senior Notes Documents) by any Loan Party or any of its Subsidiaries, the Borrower is required to apply or cause its Subsidiaries to apply an amount equal to any of the “Net Available Cash” (as defined in the Senior Notes Documents) thereof in a particular manner, or to apply by a particular date (an “Application Date”) an amount equal to any such “Net Available Cash” in a particular manner, in either case in order to excuse the Borrower from being required to make a “Prepayment Offer” (as defined in the Senior Notes Documents in connection with such “Asset Sale”, and the Borrower shall have failed to so apply an amount equal to such “Net Available Cash” at least 90 days before the applicable Application Date, or (ii) if the Borrower at any other time shall have failed to apply or cause to be applied an amount equal to any such “Net Available Cash”, and, within 90 days thereafter assuming no further application of an amount equal to such “Net Available Cash” the Borrower would otherwise be required to make a “Prepayment Offer” in respect thereof, then in either such case the Borrower shall immediately pay or cause to be paid to the Administrative Agent an amount equal to such “Net Available Cash” to be applied to the payment of the Loans in the manner set forth in Section 2.03(b) in such amounts as shall excuse the Borrower from making any such “Prepayment Offer”.

2.04 Termination or Reduction of Commitments. The aggregate Commitments shall be automatically and permanently reduced to zero immediately after the Borrowing.

2.05 Repayment of Loans. The Borrower shall repay to the Lenders the aggregate principal amount of all Loans in quarterly installments in the amount of $1,000,000 on the last Business Day of each March, June, September and December (which amounts shall be reduced as a result of the application of prepayments in accordance with the order of priority set forth in Section 2.03) beginning June 30, 2007; provided, however, that the final principal repayment installment of the Loans shall be repaid on the Maturity Date for the Facility and in any event shall be in an amount equal to the aggregate principal amount of all Loans outstanding on such date.

2.06 Interest. (a) Interest Rates. Subject to the provisions of Section 2.08(b), (i) each Eurodollar Rate Loan under a Facility shall bear interest on the outstanding principal amount thereof for each Interest Period applicable thereto at a rate per annum equal to the Eurodollar Rate for such Interest Period plus the Applicable Rate for such Facility; and (ii) each Base Rate Loan under a Facility shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate for such Facility.

(b) Default Rate. (i) If any amount of principal of any Loan is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(ii) If any amount (other than principal of any Loan) payable by the Borrower under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then upon the request of the Required Lenders such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iii) Upon the request of the Required Lenders, while any Event of Default exists, the Borrower shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iv) Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c) Interest Payment Date. Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.07 Fees.

(a) The Borrower shall pay to the Arranger and the Administrative Agent for their own respective accounts fees in the amounts and at the times specified in the Fee Letter.

(b) The Borrower shall pay to the Lenders such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified.

2.08 Computation of Interest and Fees. All computations of interest for Base Rate Loans when the Base Rate is determined by Bank of America’s “prime rate” shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.10(a), bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

2.09 Evidence of Debt. (a) Accounts and Records of Credit Extensions. The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

(b) Accounts and Records of Purchases and Sales. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

2.10 Payments Generally; Administrative Agent’s Clawback.

(a) General. All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein. The Administrative Agent will promptly distribute to each Lender its Applicable Percentage in respect of the relevant Facility (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent after 2:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected on computing interest or fees, as the case may be. Upon written or verbal authorization from the Borrower, the Administrative Agent may automatically deduct from any deposit account designated by the Borrower and held with the Administrative Agent the amount of any principal, interest or fees when due hereunder or under the other Loan Documents.

(b) Funding Presumptions.

(i) Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of Eurodollar Rate Loans (or, in the case of any Borrowing of Base Rate Loans, prior to 12:00 noon on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of a Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(ii) Payments by Borrower; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower prior to the time at which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Appropriate Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Appropriate Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

(c) Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d) Obligations of Lenders Several. The obligations of the Lenders hereunder to make Loans and to make payments pursuant to Section 11.04(c) are several and not joint. The failure of any Lender to make any Loan or to make any payment under Section 11.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan or to make its payment under Section 11.04(c).

(e) Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

(f) Insufficient Funds. If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, toward payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, toward payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

2.11 Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of (a) Obligations in respect of the Facility due and payable to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations due and payable to such Lender at such time to (ii) the aggregate amount of the Obligations in respect of the Facility due and payable to all Lenders hereunder and under the other Loan Documents at such time) of payments on account of the Obligations in respect of the Facility due and payable to all Lenders hereunder and under the other Loan Documents at such time obtained by all the Lenders at such time or (b) Obligations in respect of the Facility owing (but not due and payable) to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations owing (but not due and payable) to such Lender at such time to (ii)

the aggregate amount of the Obligations in respect of the Facility owing (but not due and payable) to all Lenders hereunder and under the other Loan Documents at such time) of payments on account of the Obligations in respect of the Facility owing (but not due and payable) to all Lenders hereunder and under the other Loan Documents at such time obtained by all of the Lenders at such time, then, in each case under clauses (a) and (b) above, the Lender receiving such greater proportion shall (A) notify the Administrative Agent of such fact, and (B) purchase (for cash at face value) participations in the Loans, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of Obligations in respect of the Facility then due and payable to the Lenders or owing (but not due and payable) to the Lenders, as the case may be, provided that:

(i) if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii) the provisions of this Section shall not be construed to apply to (A) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or (B) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Borrower or any Subsidiary thereof (as to which the provisions of this Section shall apply).

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.

ARTICLE III

TAXES, YIELD PROTECTION AND ILLEGALITY

3.01 Taxes. (a) Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower or Holdings hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes, provided that if the Borrower shall be required by applicable law to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent or any Lender, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower or Holdings, as the case may be, shall make such deductions and (iii) the Borrower or Holdings, as the case may be, shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b) Payment of Other Taxes by the Borrower and Holdings. Without limiting the provisions of subsection (a) above, the Borrower and Holdings shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) Indemnification by the Borrower and Holdings. The Borrower and Holdings shall, jointly and severally, indemnify the Administrative Agent and each Lender, within 10 days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by the Administrative Agent or such Lender, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d) Evidence of Payments. As soon as reasonably practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower or Holdings, as the case may be, to a Governmental Authority, the Borrower or Holdings, as the case may be, shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Status of Lenders. Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower or Holdings, as the case may be, is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Loan Document shall deliver to the Borrower and Holdings (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Borrower, Holdings or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if requested by the Borrower, Holdings or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower, Holdings or the Administrative Agent as will enable the Borrower, Holdings or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.

Without limiting the generality of the foregoing, if the Borrower or Holdings, as the case may be, is resident for tax purposes in the United States, any Foreign Lender shall deliver to the Borrower, Holdings and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the

Borrower, Holdings or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

(i) duly completed copies of Internal Revenue Service Form W-8BEN (or any successor form) claiming eligibility for benefits of an income tax treaty to which the United States is a party,

(ii) duly completed copies of Internal Revenue Service Form W-8ECI (or any successor form),

(iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (A) a certificate to the effect that such Foreign Lender is not (1) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (2) a “10 percent shareholder” of the Borrower or Holdings within the meaning of section 881(c)(3)(B) of the Code, or (3) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (B) duly completed copies of Internal Revenue Service Form W-8BEN (or any successor form), or

(iv) any other form prescribed by applicable Law (including Internal Revenue Service Form W-8IMY (or any successor form)) as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower to determine the withholding or deduction required to be made.

(f) Treatment of Certain Refunds. If the Administrative Agent or any Lender determines, in its sole discretion, that it has received a refund of or credit against its liability for any Taxes or Other Taxes as to which it has been indemnified by the Borrower or Holdings, as the case may be, or with respect to which the Borrower or Holdings, as the case may be, has paid additional amounts pursuant to this Section (a “Tax Benefit”), it shall pay to the Borrower or Holdings, as the case may be, an amount equal to such Tax Benefit (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower or Holdings under this Section with respect to the Taxes or Other Taxes giving rise to such Tax Benefit), net of all out-of-pocket expenses of the Administrative Agent or such Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such Tax Benefit), provided that the Borrower or Holdings, as the case may be, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender if the Administrative Agent or such Lender is required to repay such Tax Benefit to such Governmental Authority or such Tax Benefit is rescinded by such Governmental Authority or otherwise is determined to be inapplicable or unavailable to the Administrative Agent or such Lender. This subsection shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower, Holdings or any other Person.

(g) Mitigation. If the Borrower is required to pay additional amounts to or for the account of any Lender pursuant to this Section 3.01 as a result of a change in law or treaty occurring after such Lender first became a party to this Agreement, then such Lender will, at the request of the Borrower, change the jurisdiction of its applicable Lending Office if such change (i) will eliminate or reduce any such additional payment which may thereafter accrue and (ii) is, in such Lender’s sole, reasonable discretion, determined not to be materially disadvantageous or cause unreasonable hardship to such Lender, provided that fees, charges, costs or expenses that are related to such change shall be borne by the Borrower on behalf of a Lender, and the mere existence of such expenses, fees or costs shall not be deemed to be materially disadvantageous or cause undue hardship to the Lender.

3.02 Illegality. If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Eurodollar Rate Loans, or to determine or charge interest rates based upon the Eurodollar Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, any obligation of such Lender to make or continue Eurodollar Rate Loans or to convert Base Rate Loans to Eurodollar Rate Loans shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurodollar Rate Loans of such Lender to Base Rate Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Rate Loans. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.

3.03 Inability to Determine Rates. If the Required Lenders determine that for any reason in connection with any request for a Eurodollar Rate Loan or a conversion to or continuation thereof that (a) Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and Interest Period of such Eurodollar Rate Loan, (b) adequate and reasonable means do not exist for determining the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan, or (c) the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the Borrower and each Lender. Thereafter, the obligation of the Lenders to make or maintain Eurodollar Rate Loans shall be suspended until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Rate Loans or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.

3.04 Increased Costs; Reserves on Eurodollar Rate Loans.

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement contemplated by Section 3.04(e));

(ii) subject any Lender to any tax of any kind whatsoever with respect to this Agreement or any Eurodollar Rate Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 3.01 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender); or

(iii) impose on any Lender or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Rate Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Rate Loan (or of maintaining its obligation to make any such Loan), or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or any other amount) then, upon request of such Lender, the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If any Lender determines that any Change in Law affecting such Lender or any Lending Office of such Lender or such Lender’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by such Lender, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender, such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement. A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the

Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

(e) Reserves on Eurodollar Rate Loans. The Borrower shall pay to each Lender, as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each Eurodollar Rate Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which shall be due and payable on each date on which interest is payable on such Loan, provided the Borrower shall have received at least 10 days’ prior notice (with a copy to the Administrative Agent) of such additional interest from such Lender. If a Lender fails to give notice 10 days prior to the relevant Interest Payment Date, such additional interest shall be due and payable 10 days from receipt of such notice.

3.05 Compensation for Losses. Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a) any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b) any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrower; or

(c) any assignment of a Eurodollar Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 11.13;

including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained. The Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurodollar Rate Loan made by it at the Eurodollar Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan was in fact so funded.

3.06 Mitigation Obligations; Replacement of Lenders. (a) Designation of a Different Lending Office. If any Lender requests compensation under Section 3.04, or the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, the Borrower may replace such Lender in accordance with Section 11.13.

3.07 Survival. All of the Borrower’s obligations under this Article III shall survive termination of the Aggregate Commitments and repayment of all other Obligations hereunder.

ARTICLE IV

CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

4.01 Conditions of Initial Credit Extension. The obligation of each Lender to make its initial Credit Extension hereunder is subject to satisfaction of the following conditions precedent:

(a) Documents, Certificates, Opinions and Other Instruments. The Administrative Agent’s receipt of the following, each of which shall be originals or telecopies (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party, each dated the Funding Date (or, in the case of certificates of governmental officials, a recent date before the Funding Date) and each in form and substance satisfactory to the Administrative Agent and each of the Lenders:

(i) executed counterparts of this Agreement, the Intercreditor Agreement and the Guaranty, sufficient in number for distribution to the Administrative Agent, each Lender and the Borrower;

(ii) a Note executed by the Borrower in favor of each Lender requesting a Note;

(iii) a Security Agreement duly executed by each Loan Party, together with:

(A) certificates representing the Pledged Equity referred to therein accompanied by undated stock powers executed in blank and instruments evidencing the Pledged Debt indorsed in blank,

(B) acknowledgment copies or stamped receipt copies of proper financing statements, duly filed on or before the day of the initial Credit Extension under the Uniform Commercial Code of all jurisdictions that the Administrative Agent may deem necessary or desirable in order to perfect the Liens created under the Security Agreement, covering the Collateral described in the Security Agreement,

(C) completed requests for information, dated on or before the date of the initial Credit Extension, listing all effective financing statements filed in the jurisdictions referred to in clause (B) above that name any Loan Party as debtor, together with copies of such other financing statements,

(D) evidence of the completion of all other actions, recordings and filings of or with respect to the Security Agreement that the Administrative Agent may deem necessary or desirable in order to perfect the Liens created thereby, and

(E) evidence that all other action that the Administrative Agent may deem necessary or desirable in order to perfect the Liens created under the Security Agreement has been taken (including receipt of duly executed payoff letters, UCC-3 termination statements and landlords’ and bailees’ waiver and consent agreements);

(iv) deeds of trust, trust deeds, deeds to secure debt, mortgages, leasehold mortgages and leasehold deeds of trust, in substantially the form of Exhibit G (with such changes as may be satisfactory to the Administrative Agent and its counsel to account for local law matters) and covering the properties listed on Schedule 4.01(a)(iv) (together with the Assignments of Leases and Rents referred to therein and each other mortgage delivered pursuant to Section 6.12, in each case as amended, the “Mortgages”), duly executed by the appropriate Loan Party, together with:

(A) evidence that counterparts of the Mortgages have been duly executed, acknowledged and delivered and are in form suitable for filing or recording in all filing or recording offices that the Administrative Agent may deem necessary or desirable in order to create a valid first and subsisting Lien on the property described therein in favor of the Administrative Agent for the benefit of the Secured Parties and that all filing, documentary, stamp, intangible and recording taxes and fees have been paid,

(B) if required by the Administrative Agent, fully paid American Land Title Association Lender’s Extended Coverage title insurance policies (the “Mortgage Policies”) in form and substance, with endorsements and in amounts acceptable to the Administrative Agent, issued, coinsured and reinsured by title insurers acceptable to the Administrative Agent, insuring the Mortgages to be valid first and subsisting Liens on the property described therein, free and clear of all defects (including, but not limited to, mechanics’ and materialmen’s Liens) and encumbrances, excepting only Permitted Encumbrances and other Liens permitted under the Loan Documents, and providing for such other affirmative insurance (including endorsements for future advances under the Loan Documents, for mechanics’ and materialmen’s Liens and for zoning of the applicable property) and such coinsurance and direct access reinsurance as the Administrative Agent may deem necessary or desirable,

(C) if required by the Administrative Agent, American Land Title Association/American Congress on Surveying and Mapping form surveys, for which all necessary fees (where applicable) have been paid, and dated no more than 30 days before the day of the initial Credit Extension, certified to the Administrative Agent and the issuer of the Mortgage Policies in a manner satisfactory to the Administrative Agent by a land surveyor duly registered and licensed in the States in which the property described in such surveys is located and acceptable to the Administrative Agent, showing all buildings and other improvements, any off-site improvements, the location of any easements, parking spaces, rights of way, building set-back lines and other dimensional regulations and the absence of encroachments, either by such improvements or on to such property, and other defects, other than encroachments and other defects acceptable to the Administrative Agent,

(D) if required by the Administrative Agent, engineering, soils and other reports as to the properties described in the Mortgages, in form and substance and from professional firms acceptable to the Administrative Agent,

(E) if required by the Administrative Agent, estoppel and consent agreements, in form and substance satisfactory to the Administrative Agent, executed by each of the lessors of the leased real properties listed on Schedule 5.08(d)(i), along with (1) a memorandum of lease in recordable form with respect to such leasehold interest, executed and acknowledged by the owner of the affected real property, as lessor, or (2) evidence that the applicable lease with respect to such leasehold interest or a memorandum thereof has been recorded in all places necessary or desirable, in the Administrative Agent’s reasonable judgment, to give constructive notice to third-party purchasers of such leasehold interest, or (3) if such leasehold interest was acquired or subleased from the holder of a recorded leasehold interest, the applicable assignment or sublease document, executed and acknowledged by such holder, in each case in form sufficient to give such constructive notice upon recordation and otherwise in form satisfactory to the Administrative Agent,

(F) evidence of the insurance required by the terms of the Mortgages,

(G) if required by the Administrative Agent, an appraisal of each of the properties described in the Mortgages complying with the requirements of the Federal Financial Institutions Reform, Recovery and Enforcement Act of 1989, and

(H) evidence that all other action that the Administrative Agent may deem necessary or desirable in order to create valid first and subsisting Liens on the property described in the Mortgages has been taken;

(v) such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party or is to be a party;

(vi) such documents and certifications as the Administrative Agent may reasonably require to evidence that each Loan Party is duly organized or formed and is validly existing, in good standing and qualified to engage in business in each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect;

(vii) a favorable opinion of Latham & Watkins LLP, counsel to the Loan Parties, addressed to the Administrative Agent and each Lender, as to the matters set forth in Exhibit I-1 and such other matters concerning the Loan Parties and the Loan Documents as the Required Lenders may reasonably request;

(viii) a certificate of a Responsible Officer of each Loan Party either (A) attaching copies of all consents, licenses and approvals required in connection with the execution, delivery and performance by such Loan Party and the validity against such Loan Party of the Loan Documents to which it is a party, and such consents, licenses and approvals shall be in full force and effect, or (B) stating that no such consents, licenses or approvals are so required;

(ix) copies of the financial statements referred to in Sections 5.05(a) and (b) and a certificate signed by a Responsible Officer of the Borrower certifying (A) that the conditions specified in Sections 4.02(a) and (b) have been satisfied, and (B) that there has been no event or circumstance since the date of the Audited Financial Statements that has had or could be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect;

(x) certificates attesting to the Solvency of each Loan Party before and after giving effect to the Transaction, from its chief financial officer;

(xi) if required by the Administrative Agent, an environmental assessment report, in form and substance satisfactory to the Lenders from an environmental consulting firm acceptable to the Lenders, which report shall identify existing and potential environmental concerns and shall quantify related costs and liabilities, associated with any facilities of Holdings, the Borrower or any of their respective Subsidiaries, and the Lenders shall be satisfied with the nature and amount of any such matters and with Holdings’ plans with respect thereto;

(xii) evidence that all insurance required to be maintained pursuant to the Loan Documents has been obtained and is in effect, together with the certificates of insurance, naming the Administrative Agent, on behalf of the Lenders, as an additional insured or loss payee, as the case may be, under all insurance policies maintained with respect to the assets and properties of the Loan Parties that constitutes Collateral;

(xiii) a duly completed Compliance Certificate as of the last day of the fiscal quarter of Holdings ended October 1, 2006, signed by chief executive officer, chief financial officer, treasurer or controller of the Holdings; and

(xvii) such other assurances, certificates, documents, consents or opinions as the Administrative Agent or any Lender reasonably may require.

(b) Lender Fees. (i) All fees required to be paid to the Administrative Agent and the Arranger on or before the Funding Date shall have been paid and (ii) all fees required to be paid to the Lenders on or before the Funding Date shall have been paid.

(c) Counsel Fees. Unless waived by the Administrative Agent, the Borrower shall have paid all fees, charges and disbursements of counsel to the Administrative Agent (directly to such counsel if requested by the Administrative Agent) to the extent invoiced prior to or on the Funding Date, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrower and the Administrative Agent).

(d) Ratings. Holdings shall have received a corporate family rating of not less than B3 from Moody’s and a corporate credit rating of not less than B from S&P.

(e) Capital Structure, etc.. The Arranger and the Administrative Agent shall be reasonably satisfied with (a) the corporate, capital and ownership structure of the Loan Parties and their respective Subsidiaries (including their respective Organization Documents and each agreement and instrument relating thereto (including stockholders’ and management agreements)), (b) the management and operation of Holdings, the Borrower and their respective Subsidiaries and (c) the amount, tenor, ranking and other terms and conditions of all other equity and debt financings of the Loan Parties (including any intercompany Indebtedness).

4.02 Conditions to all Credit Extensions. The obligation of each Lender to honor any Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Loans of one Type to another Type, or a continuation of Eurodollar Rate Loans) is subject to the following conditions precedent:

(a) Representations and Warranties. The representations and warranties of the Borrower and each other Loan Party contained in Article V or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date, and except that for purposes of this Section 4.02, the representations and warranties contained in Sections 5.05(a) and (b) shall be deemed to refer to the most recent statements furnished pursuant to Sections 6.01(a) and (b), respectively.

(b) No Default. No Default shall exist, or would result from such proposed Credit Extension or from the application of the proceeds thereof.

(c) Other. The Administrative Agent shall have received such other approvals, opinions or documents as any Lender through the Administrative Agent may reasonably request.

Each Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Loans to the other Type or a continuation of Eurodollar Rate Loans) submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a) and (b) have been satisfied on and as of the date of the applicable Credit Extension.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

Each of Holdings and the Borrower represents and warrants to the Administrative Agent and the Lenders that:

5.01 Existence, Qualification and Power. Each Loan Party and each of its Subsidiaries (a) is duly organized or formed, validly existing and, as applicable, in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party and consummate the Transaction, and (c) is duly qualified and is licensed and, as applicable, in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in clause (b)(i) or (c), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

5.02 Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is or is to be a party have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Person’s Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any payment to be made under (i) any Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any Law.

5.03 Governmental Authorization; Other Consents. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with (a) the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document or for the consummation of the Transaction, (b) the grant by any Loan Party of the Liens granted by it pursuant to the Collateral Documents, (c) the perfection or maintenance of the Liens created under the Collateral Documents (including the first or second priority nature thereof, as the case may be) or (d) the exercise by the Administrative Agent or any Lender of its rights under the Loan Documents or the remedies in respect of the Collateral pursuant to the Collateral Documents, except for the authorizations, approvals, actions, notices and filings listed on Schedule 5.03, all of which have been duly obtained, taken, given or made and are in full force and effect. All applicable waiting periods in connection with the Transaction have expired without any action having been taken by any Governmental Authority restraining, preventing or imposing materially adverse conditions upon the Transaction or the rights of the Loan Parties or their Subsidiaries freely to transfer or otherwise dispose of, or to create any Lien on, any properties now owned or hereafter acquired by any of them.

5.04 Binding Effect. This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is party thereto. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms.

5.05 Financial Statements; No Material Adverse Effect; No Internal Control Event. (a) Audited Financial Statements. The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show all material indebtedness and other liabilities, direct or contingent, of the Borrower and its Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Indebtedness.

(b) Unaudited Financial Statements. The unaudited consolidated and consolidating balance sheets of Holdings and its Subsidiaries dated June 30, 2006, and the related consolidated and consolidating statements of income or operations, shareholders’ equity and cash flows for the fiscal quarter ended on that date (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present the financial condition of Holdings and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments. Schedule 5.05 sets forth all material indebtedness and other liabilities, direct or contingent, of Holdings and its consolidated Subsidiaries as of the date of such financial statements, including liabilities for taxes, material commitments and Indebtedness.

(c) No Material Adverse Effect. Since the date of the Audited Financial Statements, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

5.06 Litigation. There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Borrower after due and diligent investigation, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against the Borrower or any of its Subsidiaries or against any of their properties or revenues that (a) purport to affect or pertain to this Agreement, any other Loan Document or the consummation of the Transaction, or (b) except as specifically disclosed in Schedule 5.06 (the “Disclosed Litigation”), either individually or in the aggregate, if determined adversely, could reasonably be expected to have a Material Adverse Effect.

5.07 No Default. Neither any Loan Party nor any Subsidiary thereof is in default under or with respect to, or a party to, any Contractual Obligation that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

5.08 Ownership of Property; Liens; Investments. (a) Title. Each Loan Party and each of its Subsidiaries has good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) List of Liens. Schedule 5.08(b) sets forth a complete and accurate list of all Liens on the property or assets of each Loan Party and each of its Subsidiaries, showing as of the Funding Date the lienholder thereof, the principal amount of the obligations secured thereby and the property or assets of such Loan Party or such Subsidiary subject thereto. The property of each Loan Party and each of its Subsidiaries is subject to no Liens, other than Liens set forth on Schedule 5.08(b), and as otherwise permitted by Section 7.01.

(c) Owned Real Property. Schedule 5.08(c) sets forth a complete and accurate list of all real property owned by each Loan Party and each of its Subsidiaries, showing as of the Funding Date the street address, county or other relevant jurisdiction, state, record owner and book and market value thereof. Each Loan Party and each of its Subsidiaries has good, marketable and insurable fee simple title to the real property owned by such Loan Party or such Subsidiary, free and clear of all Liens, other than Liens created or permitted by the Loan Documents.

(d) Leased Real Property. (i) Schedule 5.08(d)(i) sets forth a complete and accurate list of all leases of real property under which any Loan Party or any Subsidiary of a Loan Party is the lessee, showing as of the Funding Date the street address, county or other relevant jurisdiction, state, lessor, lessee, expiration date and annual rental cost thereof. Each such lease is the legal, valid and binding obligation of the lessor thereof, enforceable in accordance with its terms.

(ii) Schedule 5.08(d)(ii) sets forth a complete and accurate list of all leases of real property under which any Loan Party or any Subsidiary of a Loan Party is the lessor, showing as of the Funding Date the street address, county or other relevant jurisdiction, state, lessor, lessee, expiration date and annual rental cost thereof. Each such lease is the legal, valid and binding obligation of the lessee thereof, enforceable in accordance with its terms.

(e) Investments. Schedule 5.08(e) sets forth a complete and accurate list of all Investments held by any Loan Party or any Subsidiary of a Loan Party on the Funding Date, showing as of the Funding Date the amount, obligor or issuer and maturity, if any, thereof.

5.09 Environmental Compliance. (a) Generally. The Loan Parties and their respective Subsidiaries conduct in the ordinary course of business a review of the effect of existing Environmental Laws and claims alleging potential liability or responsibility for violation of any Environmental Law on their respective businesses, operations and properties, and as a result thereof the Borrower has reasonably concluded that, except as specifically disclosed in Schedule 5.09, such Environmental Laws and claims could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) No NPL or CERCLIS Listing. Except as otherwise set forth in Schedule 5.09, none of the properties currently or formerly owned or operated by any Loan Party or any of its Subsidiaries is listed or proposed for listing on the NPL or on the CERCLIS or any analogous foreign, state or local list or is adjacent to any such property; there are no and never have been any underground or above-ground storage tanks or any surface impoundments, septic tanks, pits, sumps or lagoons in which Hazardous Materials are being or have been treated, stored or disposed on any property currently owned or operated by any Loan Party or any of its Subsidiaries or, to the best of the knowledge of the Loan Parties, on any property formerly owned or operated by any Loan Party or any of its Subsidiaries; there is no asbestos or asbestos-containing material on any property currently owned or operated by any Loan Party or any of its Subsidiaries; and Hazardous Materials have not been released, discharged or disposed of on any property currently or formerly owned or operated by any Loan Party or any of its Subsidiaries.

(c) No Hazardous Materials. Except as otherwise set forth on Schedule 5.09, neither any Loan Party nor any of its Subsidiaries is undertaking, and has not completed, either individually or together with other potentially responsible parties, any investigation or assessment or remedial or response action relating to any actual or threatened release, discharge or disposal of Hazardous Materials at any site, location or operation, either voluntarily or pursuant to the order of any Governmental Authority or the requirements of any Environmental Law; and all Hazardous Materials generated, used, treated, handled or stored at, or transported to or from, any property currently or formerly owned or operated by any Loan Party or any of its Subsidiaries have been disposed of in a manner not reasonably expected to result in material liability to any Loan Party or any of its Subsidiaries.

5.10 Insurance. The properties of the Borrower and its Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of the Borrower, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Borrower or the applicable Subsidiary operates.

5.11 Taxes. The Borrower and its Subsidiaries have filed all Federal, state and other material tax returns and reports required to be filed, and have paid all Federal, state and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP. There is no proposed tax assessment against the Borrower or any Subsidiary that would, if made, have a Material Adverse Effect. Neither any Loan Party nor any Subsidiary thereof is party to any tax sharing agreement.

5.12 ERISA Compliance. (a) Generally. Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state Laws. Each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the best knowledge of the Borrower, nothing has occurred which would prevent, or cause the loss of, such qualification. The Borrower and each ERISA Affiliate have made all required contributions to each Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.

(b) No Claims. There are no pending or, to the best knowledge of the Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c) No ERISA Event, Unfunded Pension Liabilities, etc. (i) No ERISA Event has occurred or is reasonably expected to occur; (ii) no Pension Plan has any Unfunded Pension Liability; (iii) neither the Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) neither the Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any material liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such material liability) under Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) neither the Borrower nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA.

(d) Foreign Plans. With respect to each scheme or arrangement mandated by a government other than the United States (a “Foreign Government Scheme or Arrangement”) and with respect to each material employee benefit plan maintained or contributed to by any Loan Party or any Subsidiary of any Loan Party that is not subject to United States law (a “Foreign Plan”):

(i) any material employer and employee contributions required by law or by the terms of any Foreign Government Scheme or Arrangement or any Foreign Plan have been made, or, if applicable, accrued, in accordance with normal accounting practices;

(ii) the fair market value of the assets of each funded Foreign Plan, the liability of each insurer for any Foreign Plan funded through insurance or the book reserve established for any Foreign Plan, together with any accrued contributions, is substantially sufficient to procure or provide for the accrued benefit obligations, as of the Funding Date, with respect to all current and former participants in such Foreign Plan according to the actuarial assumptions and valuations most recently used to account for such obligations in accordance with applicable generally accepted accounting principles; and

(iii) each Foreign Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities.

5.13 Subsidiaries; Equity Interests; Loan Parties. As of the Funding Date, no Loan Party has any Subsidiaries other than those specifically disclosed in Part (a) of Schedule 5.13, and all of the outstanding Equity Interests in such Subsidiaries have been validly issued, are fully paid and non-assessable and are owned by a Loan Party in the amounts specified on Part (a) of Schedule 5.13 free and clear of all Liens except those created under the Collateral Documents. No Loan Party has any equity investments in any other corporation or entity other than those specifically disclosed in Part (b) of Schedule 5.13. All of the outstanding Equity Interests in the Borrower have been validly issued, are fully paid and non-assessable and are owned by Holdings and Spansion Technologies Inc. in the amounts specified on Part (c) of Schedule 5.13 free and clear of all Liens except those created under the Collateral Documents. Set forth on Part (d) of Schedule 5.13 is a complete and accurate list of all Loan Parties, showing as of the Funding Date (as to each Loan Party) the jurisdiction of its incorporation, the address of its principal place of business and its U.S. taxpayer identification number or, in the case of any non-U.S. Loan Party that does not have a U.S. taxpayer identification number, its unique identification number issued to it by the jurisdiction of its incorporation. The copy of the charter of each Loan Party and each amendment thereto provided pursuant to Section 4.01(a)(vi) is a true and correct copy of each such document, each of which is valid and in full force and effect.

5.14 Margin Regulations; Investment Company Act. The Borrower is not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock. None of the Borrower, any Person Controlling the Borrower, or any Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

5.15 Disclosure. The Borrower has disclosed to the Administrative Agent and the Lenders all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries or any other Loan Party is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse

Effect. No report, financial statement, certificate or other information furnished (whether in writing or orally) by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

5.16 Compliance with Laws. Each Loan Party and each Subsidiary thereof is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

5.17 Intellectual Property; Licenses, Etc. Each Loan Party and each of its Subsidiaries own, or possess the right to use, all of the trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other intellectual property rights (collectively, “IP Rights”) that are reasonably necessary for the operation of their respective businesses, without conflict with the rights of any other Person, unless the failure to own or possess such right could not reasonably be expected to have a Material Adverse Effect. To the best knowledge of the Borrower and Holdings, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by any Loan Party or any of their Subsidiaries infringes upon any rights held by any other Person, unless such infringement could not reasonably be expected to have a Material Adverse Effect. No claim or litigation regarding any of the foregoing is pending or, to the best knowledge of the Borrower, threatened, which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

5.18 Solvency. Each Loan Party is, individually and together with its Subsidiaries on a consolidated basis, Solvent.

5.19 Casualty, Etc. Neither the businesses nor the properties of any Loan Party or any of its Subsidiaries are affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy or other casualty (whether or not covered by insurance) that, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

5.20 Labor Matters. Other than as set forth on Schedule 5.20 on the Funding Date, there are no collective bargaining agreements or Multiemployer Plans covering the employees of the Borrower or any of its Subsidiaries as of the Funding Date and neither the Borrower nor any Subsidiary has suffered any strikes, walkouts, work stoppages or other material labor difficulty within the last five years.

5.21 Transactions with Affiliates. Except as disclosed on Schedule 5.21, none of the Borrower or any Subsidiary is a party to any contract or agreement with, or has any other commitment of any nature or kind, to any Affiliate of the Borrower which would result in a breach of the Borrower’s covenants and agreements set forth in Section 7.08.

5.22 Broker’s Fees. No Loan Party has any obligation to any Person in respect of any finder’s, broker’s, investment banking or other similar fee in connection with any of the transactions contemplated by the Loan Documents.

ARTICLE VI

AFFIRMATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder or any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, the Borrower and Holdings shall, and shall (except in the case of the covenants set forth in Sections 6.01, 6.02, 6.03 and 6.11) cause each Subsidiary to:

6.01 Financial Statements. Deliver to the Administrative Agent and each Lender, in form and detail satisfactory to the Administrative Agent and the Required Lenders, each of the following:

(a) Annual Financials. As soon as available, but in any event within 90 days after the end of each fiscal year of Holdings, a consolidated and consolidating balance sheets of Holdings and its Subsidiaries as at the end of such fiscal year, and the related consolidated and consolidating statements of income or operations, shareholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, such consolidated statements to be audited and accompanied by a report and opinion of a Registered Public Accounting Firm of nationally recognized standing reasonably acceptable to the Required Lenders, which report and opinion shall be prepared in accordance with generally accepted auditing standards and applicable Securities Laws and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit or with respect to the absence of any material misstatement and such consolidating statements to be certified by the chief executive officer, chief financial officer, treasurer or controller of Holdings to the effect that such statements are fairly stated in all material respects when considered in relation to the consolidated financial statements of Holdings and its Subsidiaries.

(b) Quarterly Financials. As soon as available, but in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year of Holdings, a consolidated and consolidating balance sheets of the Holdings and its Subsidiaries as at the end of such fiscal quarter, and the related consolidated and consolidating statements of income or operations, shareholders’ equity and cash flows for such fiscal quarter and for the portion of the Borrower’s fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail, such consolidated statements to be certified by the chief executive officer, chief financial officer, treasurer or controller of the Borrower as fairly presenting the financial condition, results of operations, shareholders’ equity and cash flows of the Borrower and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes and such consolidating statements to be certified by the chief executive officer, chief financial officer, treasurer or controller of the Borrower to the effect that such statements are fairly stated in all material respects when considered in relation to the consolidated financial statements of the Borrower and its Subsidiaries.

As to any information contained in materials furnished pursuant to Section 6.02(d), neither Holdings nor the Borrower shall not be separately required to furnish such information under Section 6.01(a) or (b) above, but the foregoing shall not be in derogation of the obligation of Holdings to furnish the information and materials described in Sections 6.01(a) and (b) above at the times specified therein.

6.02 Certificates; Other Information. Deliver to the Administrative Agent and each Lender, in form and detail satisfactory to the Administrative Agent and the Required Lenders, each of the following:

(a) [Reserved].

(b) Compliance Certificate. Concurrently with the delivery of the financial statements referred to in Sections 6.01(a) and (b), (i) a duly completed Compliance Certificate signed by the chief executive officer, chief financial officer, treasurer or controller of Holdings, and in the event of any change in generally accepted accounting principles used in the preparation of such financial statements, Holdings shall also provide, if necessary for the determination of compliance with Section 7.11, a statement of reconciliation conforming such financial statements to GAAP and (ii) a copy of management’s discussion and analysis with respect to such financial statements.

(c) Audit Reports, Management Letters and Recommendations. Promptly after any request by the Administrative Agent or any Lender, copies of any detailed audit reports, management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of any Loan Party by independent accountants in connection with the accounts or books of any Loan Party or any of its Subsidiaries, or any audit of any of them.

(d) Securities Filings. Promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of Holdings, and copies of all annual, regular, periodic and special reports and registration statements which Holdings may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, or with any national securities exchange, and in any case not otherwise required to be delivered to the Administrative Agent pursuant hereto.

(e) Noteholder Reports. Promptly after the furnishing thereof, copies of any statement or report furnished to any holder of debt securities of any Loan Party or of any of its Subsidiaries pursuant to the terms of any indenture, loan or credit or similar agreement and not otherwise required to be furnished to the Lenders pursuant to Section 6.01 or any other clause of this Section 6.02.

(f) Insurance Summary. Not later than June 30 of each year, a report summarizing the insurance coverage (specifying type, amount and carrier) in effect for each Loan Party and its Subsidiaries and containing such additional information as the Administrative Agent, or any Lender through the Administrative Agent, may reasonably specify.

(g) SEC Correspondence. Promptly, and in any event within five Business Days after receipt thereof by any Loan Party or any Subsidiary thereof, copies of each notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation by such agency regarding financial or other operational results of any Loan Party or any Subsidiary thereof.

(h) Environmental Notices. Promptly after the assertion or occurrence thereof, notice of any action or proceeding against or of any noncompliance by any Loan Party or any of its Subsidiaries with any Environmental Law or Environmental Permit that could (i) reasonably be expected to have a Material Adverse Effect, (ii) result in any Environmental Lien or (iii) cause any property described in the Mortgages to be subject to any restrictions on ownership, occupancy, use or transferability under any Environmental Law.

(i) Schedule Supplements. As soon as available, but in any event within 30 days after the end of each fiscal year of Holdings, (i) a report supplementing Schedules 5.08(c), 5.08(d)(i) and 5.08(d)(ii), including an identification of all owned and leased real property disposed of by any Loan Party or any Subsidiary thereof during such fiscal year, a list and description (including the street address, county or other relevant jurisdiction, state, record owner, book value thereof and, in the case of leases of property, lessor, lessee, expiration date and annual rental cost thereof) of all real property acquired or leased during such fiscal year and a description of such other changes in the information included in such schedules as may be necessary for such schedules to be accurate and complete; and (ii) a report supplementing Schedules 5.08(e) and 5.13 and each schedule to the Security Agreement containing a description of all changes in the information included in such schedules as may be necessary for such schedules to be accurate and complete, each such report to be signed by a Responsible Officer of Holdings and to be in a form reasonably satisfactory to the Administrative Agent.

(j) Additional Reporting. Promptly, such additional information regarding the business, financial, legal or corporate affairs of any Loan Party or any Subsidiary thereof, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender may from time to time reasonably request.

Documents required to be delivered pursuant to Section 6.01(a) or (b) or Section 6.02(d) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which Holdings or the Borrower posts such documents, or provides a link thereto on Holding’s website on the Internet at the website address listed on Schedule 11.02; or (ii) on which such documents are posted on Holding’s or the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) Holdings or the Borrower shall deliver paper copies of such documents to the Administrative Agent or any Lender that requests Holdings or the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (ii) the Borrower shall notify the Administrative Agent and each Lender (by telecopier or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Notwithstanding anything contained herein, in every instance Holdings or the Borrower shall be required to provide paper copies of the Compliance Certificates required by Section 6.02(b) to the Administrative Agent. Except for such Compliance Certificates, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by Holdings or the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Arranger will make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrower or its securities) (each, a “Public Lender”). The Borrower hereby agrees that so long as the Borrower is the issuer of any outstanding debt or equity securities that are registered or issued pursuant to a private offering or is actively contemplating issuing any such securities it will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (w) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Arranger and the Lenders to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 11.07); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor;” and (z) the Administrative Agent and the Arranger shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.” Notwithstanding the foregoing, the Borrower shall be under no Obligation to mark any Borrower Materials “PUBLIC”.

6.03 Notices. Notify the Administrative Agent and the Lenders in writing of the following matters at the following times:

(a) Promptly, but in any event within one Business Day, after becoming aware of any Default;

(b) Promptly after becoming aware of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect, including (i) breach or non-performance of, or any default under, a Contractual Obligation of any Loan Party or any Subsidiary thereof; (ii) any violation of any law, statute, regulation, or ordinance of a Governmental Authority affecting Holdings, the Borrower or any of their Subsidiaries, (iii) any pending or threatened dispute, litigation, investigation, proceeding or suspension between any Loan Party or any Subsidiary thereof and any Governmental Authority; or (iv) the commencement of, or any material development in, any litigation or proceeding affecting any Loan Party or any Subsidiary thereof, including pursuant to any applicable Environmental Laws;

(c) Within ten (10) Business Days after Holdings or the Borrower or any ERISA Affiliate knows or has reason to know, of the occurrence of any ERISA Event;

(d) Promptly after becoming aware of any pending material change (other than a change required by GAAP or disclosed in filings with the SEC) in accounting policies or financial reporting practices by any Loan Party or any Subsidiary thereof;

(e) Any change in the Borrower’s name, state of organization, locations of Collateral, or form of organization, or trade names under which the Borrower will sell inventory, in each case at least thirty (30) days prior thereto;

(f) The occurrence of (i) any Disposition of property or assets for which the Borrower is required to make a mandatory prepayment pursuant to Section 2.03(b), (ii) any sale of capital stock or other Equity Interests for which the Borrower is required to make a mandatory prepayment pursuant to Section 2.03(b), and (iii) any incurrence or issuance of any Indebtedness for which the Borrower is required to make a mandatory prepayment pursuant to Section 2.03(b), in each case at least five (5) Business Days prior thereto if the Borrower has elected to deposit such prepayment in a Prepayment Account pursuant to Section 2.03(c); and

(g) Promptly after becoming aware of any announcement by Moody’s or S&P of any change or possible change in a Debt Rating.

Each notice pursuant to Section 6.03 (other than Section 6.03(f) or (g)) shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto. Each notice pursuant to Section 6.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

6.04 Payment of Obligations. Pay and discharge as the same shall become due and payable, all its obligations and liabilities, including (a) all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the Borrower or such Subsidiary; (b) all lawful claims which, if unpaid, would by law become a Lien upon its property; and (c) all Indebtedness, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness.

6.05 Preservation of Existence, Etc. (a) Preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 7.04 or 7.05; provided, however, that the Borrower and its Subsidiaries may consummate any merger or consolidation permitted under Section 7.04; (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.

6.06 Maintenance of Properties. Maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted.

6.07 Maintenance of Insurance.

(a) Insurance Generally.

(i) Maintain with financially sound and reputable insurers having a rating of at least A-VII or better by Best Rating Guide, insurance against loss or damage by fire with extended coverage; theft, burglary, pilferage and loss in transit; larceny, embezzlement or other criminal liability; business interruption; public liability and third party property damage. Without limiting the foregoing, in the event that any improved Real Estate covered by the Mortgage(s) is determined to be located within an area that has been identified by the Director of the Federal Emergency Management Agency as a Special Flood Hazard Area (“SFHA”), the Borrower shall purchase and maintain flood insurance on the improved Real Estate and any Equipment and Inventory located on such Real Estate. The amount of said flood insurance shall, at a minimum, comply with applicable federal regulations as required by the Flood Disaster Protection Act of 1973, as amended.

(ii) The Borrower shall cause the Administrative Agent, for the ratable benefit of the Administrative Agent and the Lenders, to be named as secured party or mortgagee and lender’s loss payee (as their interest may appear) on each policy insuring the Collateral or additional insured, on any liability policy, in each case, in a manner acceptable to the Administrative Agent. Each policy of insurance shall contain a clause or endorsement requiring that the insurer shall endeavor to give not less than thirty (30) days’ prior written notice to the Administrative Agent in the event of cancellation of the policy for any reason whatsoever and a clause or endorsement stating that the interest of the Administrative Agent shall not be impaired or invalidated by any act or neglect of the Borrower or any of its Subsidiaries or the owner of any Real Estate (save for non-payment of premium) for purposes more hazardous than are permitted by such policy. All premiums for such insurance shall be paid by the Borrower when due, and, if requested by the Administrative Agent or any Lender, certificates of insurance shall be delivered to the Administrative Agent, in sufficient quantity for distribution by the Administrative Agent to each of the Lenders. If the Borrower fails to procure such insurance or to pay the premiums therefor when due, the Administrative Agent may procure such insurance or make such payments on behalf of the Borrower.

(b) Insurance and Condemnation Proceeds. The Borrower shall promptly notify the Administrative Agent and the Lenders of any loss, damage, or destruction to the Collateral, whether or not covered by insurance, of any single occurrence in excess of $1,000,000. The Agent is hereby authorized to collect all insurance and condemnation proceeds (or if no Event of Default exists, proceeds in excess of $10,000,000) in respect of Collateral directly and to apply or remit them as follows: the Administrative Agent shall permit or require the Borrower to use such proceeds, or any part thereof, to replace, repair, restore or rebuild the relevant fixed assets in a diligent and expeditious manner with materials and workmanship of substantially the same quality as existed before the loss, damage or destruction so long as (1) no Default or Event of Default has occurred and is continuing, and (2) the Borrower first (i) provides the Administrative Agent and the Required Lenders with plans and specifications for any such repair or restoration which shall be reasonably satisfactory to the Administrative Agent and the Required Lenders and (ii) demonstrates to the reasonable satisfaction of the Administrative Agent and the Required Lenders that the funds available to it will be sufficient to complete such project in the manner provided therein. In all other circumstances, the Administrative Agent shall apply such insurance and condemnation proceeds, ratably, to the reduction of the Obligations in the order provided for in Section 2.03(b)(v).

6.08 Compliance with Laws. Comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

6.09 Books and Records. Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of Holdings, the Borrower or such Subsidiary, as the case may be.

6.10 Inspection Rights. Permit representatives and independent contractors of the Administrative Agent and each Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at the expense of the Borrower and at such reasonable times during normal business hours not more than four times per year, upon reasonable advance notice to the Borrower; provided, however, that when an Event of Default exists the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and without advance notice.

6.11 Use of Proceeds. Use the proceeds of the Credit Extensions for general corporate purposes not in contravention of any Law or of any Loan Document.

6.12 Covenant to Guarantee Obligations and Give Security.

(a) Formation or Acquisition of New Subsidiary. Upon the formation or acquisition of any new direct or indirect Material Subsidiary by any Loan Party, then the Borrower shall, at the Borrower’s expense:

(i) within 10 days after such formation or acquisition, cause such Material Subsidiary, and cause each direct and indirect parent of such Material Subsidiary (if it has not already done so), to duly execute and deliver to the Administrative Agent a Joinder Agreement, pursuant to which such other Loan Party shall guaranty the other Loan Parties’ obligations under the Loan Documents and pledge a security interest in and to all of its assets in support of such guaranty in accordance with the terms and conditions of the Security Agreement,

(ii) within 10 days after such formation or acquisition, furnish to the Administrative Agent a description of the real and personal properties of such Material Subsidiary, in detail satisfactory to the Administrative Agent,

(iii) within 15 days after such formation or acquisition, cause such Material Subsidiary and each direct and indirect parent of such Material Subsidiary (if it has not already done so) to duly execute and deliver to the Administrative Agent deeds of trust, trust deeds, deeds to secure debt, mortgages, leasehold mortgages, leasehold deeds of trust, Security Agreement Supplements and other security and pledge agreements, as specified by and in form and substance satisfactory to the Administrative Agent (including delivery of all Pledged Interests in and of such Material Subsidiary, and other instruments of the type specified in Section 4.01(a)(iii)), securing payment of all the Obligations of such Material Subsidiary or such parent, as the case may be, under the Loan Documents and constituting Liens on all such real and personal properties,

(iv) within 30 days after such formation or acquisition, cause such Material Subsidiary and each direct and indirect parent of such Material Subsidiary (if it has not already done so) to take whatever action (including the recording of mortgages, the filing of Uniform Commercial Code financing statements, the giving of notices and the endorsement of notices on title documents) may be necessary or advisable in the opinion of the Administrative Agent to vest in the Administrative Agent (or in any representative of the Administrative Agent designated by it) valid and subsisting Liens on the properties purported to be subject to the deeds of trust, trust deeds, deeds to secure debt, mortgages, leasehold mortgages, leasehold deeds of trust, Security Agreement Supplements and security and pledge agreements delivered pursuant to this Section 6.12, enforceable against all third parties in accordance with their terms,

(v) within 60 days after such formation or acquisition, deliver to the Administrative Agent, upon the request of the Administrative Agent in its sole discretion,

a signed copy of a favorable opinion, addressed to the Administrative Agent and the other Secured Parties, of counsel for the Loan Parties acceptable to the Administrative Agent as to the matters contained in clauses (i), (iii) and (iv) above, and as to such other matters as the Administrative Agent may reasonably request, and

(vi) as promptly as practicable after such formation or acquisition, deliver, upon the request of the Administrative Agent in its sole discretion, to the Administrative Agent with respect to each parcel of real property owned or held by the entity that is the subject of such formation or acquisition title reports, surveys and engineering, soils and other reports, and environmental assessment reports, each in scope, form and substance satisfactory to the Administrative Agent, provided, however, that to the extent that any Loan Party or any of its Subsidiaries shall have otherwise received any of the foregoing items with respect to such real property, such items shall, promptly after the receipt thereof, be delivered to the Administrative Agent.

(b) Acquisition of Real Property. As promptly as practicable after any acquisition of a real property, deliver, upon the request of the Administrative Agent in its reasonable discretion, to the Administrative Agent with respect to such real property title reports, surveys and engineering, soils and other reports, and environmental assessment reports, each in scope, form and substance satisfactory to the Administrative Agent, provided, however, that to the extent that any Loan Party or any of its Subsidiaries shall have otherwise received any of the foregoing items with respect to such real property, such items shall, promptly after the receipt thereof, be delivered to the Administrative Agent; and within 15 days after such acquisition, cause the applicable Loan Party to duly execute and deliver to the Administrative Agent deeds of trust, trust deeds, deeds to secure debt, mortgages, leasehold mortgages, leasehold deeds of trust, Security Agreement Supplements, and other security and pledge agreements, as specified by and in form and substance satisfactory to the Administrative Agent, securing payment of all the Obligations of the applicable Loan Party under the Loan Documents and constituting Liens on all such properties.

(c) Further Assurances Generally. At any time upon request of the Administrative Agent, promptly execute and deliver any and all further instruments and documents and take all such other action as the Administrative Agent may deem necessary or desirable in obtaining the full benefits of, or (as applicable) in perfecting and preserving the Liens of, such guaranties, deeds of trust, trust deeds, deeds to secure debt, mortgages, leasehold mortgages, leasehold deeds of trust, Security Agreement Supplements and other security and pledge agreements.

6.13 Compliance with Environmental Laws.

(a) Conduct their business in compliance with all applicable Environmental Laws, including those relating to the generation, handling, use, storage, and disposal of any Hazardous Materials and take prompt and appropriate action to respond to any non-compliance with Environmental Laws and shall regularly report to the Administrative Agent on such response.

(b) Submit to the Administrative Agent and the Lenders annually, commencing on the first anniversary of the Funding Date, and on each anniversary thereafter, an update of the status of each material environmental compliance or liability issue. The Administrative Agent or any Lender may request copies of technical reports prepared by the Borrower and its communications with any Governmental Authority to determine whether the Borrower or any of its Subsidiaries is proceeding reasonably to correct, cure or contest in good faith any alleged non-compliance or environmental liability. The Borrower shall, at the Administrative Agent’s or the Required Lenders’ reasonable request and at the Borrower’s expense, (i) retain an independent environmental engineer acceptable to the Administrative Agent to evaluate the site, including tests if appropriate, where the non-compliance or alleged non-compliance with Environmental Laws has occurred and prepare and deliver to the Administrative Agent, in sufficient quantity for distribution by the Administrative Agent to the Lenders, a report setting forth the results of such evaluation, a proposed plan for responding to any environmental problems described therein, and an estimate of the costs thereof, and (ii) provide to the Administrative Agent and the Lenders a supplemental report of such engineer whenever the scope of the environmental problems, or the response thereto or the estimated costs thereof, shall increase in any material respect.

(c) The Administrative Agent and its representatives will have the right at any reasonable time to enter and visit any place where any property of the Borrower is located for the purposes of observing the property, taking and removing soil or groundwater samples, and conducting tests on any part of the property. The Administrative Agent is under no duty, however, to visit or observe the property or to conduct tests, and any such acts by the Administrative Agent will be solely for the purposes of protecting the Administrative Agent’s Liens and preserving the Administrative Agent and the Lenders’ rights under the Loan Documents. No site visit, observation or testing by the Administrative Agent and the Lenders will result in a waiver of any default of the Borrower or impose any liability on the Administrative Agent or the Lenders. In no event will any site visit, observation or testing by the Administrative Agent be a representation that hazardous substances are or are not present in, on or under the property, or that there has been or will be compliance with any Environmental Law. Neither Holdings, nor the Borrower, nor any other party is entitled to rely on any site visit, observation or testing by the Administrative Agent. The Administrative Agent and the Lenders owe no duty of care to protect Holdings, the Borrower or any other party against, or to inform Holdings, the Borrower or any other party of, any hazardous substances or any other adverse condition affecting any property. The Administrative Agent may in its discretion disclose to Holdings, the Borrower or to any other party if so required by law any report or findings made as a result of, or in connection with, any site visit, observation or testing by the Administrative Agent. Holdings and the Borrower understand and agree that the Administrative Agent makes no warranty or representation to either of them or any other party regarding the truth, accuracy or completeness of any such report or findings that may be disclosed. Holdings and the Borrower also understand that depending on the results of any site visit, observation or testing by the Administrative Agent and disclosed to Holdings or the Borrower, it may have a legal obligation to notify one or more environmental agencies of the results, that such reporting requirements are site-specific, and are to be evaluated by Holdings or the Borrower without advice or assistance from the Administrative Agent. In each instance, the Administrative Agent will give the Borrower reasonable notice before entering any property the Administrative Agent is permitted to enter under this Section 6.13(c). The Administrative Agent will make reasonable efforts to avoid interfering with the Borrower’s use of any property in exercising any rights provided hereunder.

6.14 [Reserved].

6.15 Further Assurances. Promptly upon request by the Administrative Agent, or any Lender through the Administrative Agent, (a) correct any material defect or error that may be discovered in any Loan Document or in the execution, acknowledgment, filing or recordation thereof, and (b) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent, or any Lender through the Administrative Agent, may reasonably require from time to time in order to (i) carry out more effectively the purposes of the Loan Documents, (ii) to the fullest extent permitted by applicable law, subject any Loan Party’s or any of its Subsidiaries’ properties, assets, rights or interests to the Liens now or hereafter intended to be covered by any of the Collateral Documents, (iii) perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and any of the Liens intended to be created thereunder and (iv) assure, convey, grant, assign, transfer, preserve, protect and confirm more effectively unto the Secured Parties the rights granted or now or hereafter intended to be granted to the Secured Parties under any Loan Document or under any other instrument executed in connection with any Loan Document to which any Loan Party or any of its Subsidiaries is or is to be a party, and cause each of its Subsidiaries to do so.

6.16 Compliance with Terms of Leaseholds. Make all payments and otherwise perform all obligations in respect of all leases of real property to which Holdings, the Borrower or any of their Subsidiaries is a party, keep such leases in full force and effect and not allow such leases to lapse or be terminated or any rights to renew such leases to be forfeited or cancelled, notify the Administrative Agent of any default by any party with respect to such leases and cooperate with the Administrative Agent in all respects to cure any such default, and cause each of its Subsidiaries to do so, except, in any case, where the failure to do so, either individually or in the aggregate, could not be reasonably likely to have a Material Adverse Effect.

6.17 Lien Searches. Promptly following receipt of the acknowledgment copy of any financing statements filed under the Uniform Commercial Code in any jurisdiction by or on behalf of the Secured Parties, deliver to the Administrative Agent completed requests for information listing such financing statement and all other effective financing statements filed in such jurisdiction that name any Loan Party as debtor, together with copies of such other financing statements.

6.18 Material Contracts. Perform and observe all the terms and provisions of each Material Contract, each of which as of the Funding Date is listed on Schedule 6.18 hereto, to be performed or observed by it, maintain each such Material Contract in full force and effect, enforce each such Material Contract in accordance with its material terms, and upon the occurrence and during the continuance of a Default, take all such action to such end as may be from time to time requested by the Administrative Agent and, upon request of the Administrative

Agent, make to each other party to each such Material Contract such demands and requests for information and reports or for action as any Loan Party or any of its Subsidiaries is entitled to make under such Material Contract, and cause each of its Subsidiaries to do so, in each case where failure to do so could reasonably be expected to have a Material Adverse Effect.

ARTICLE VII

NEGATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder or any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, the Borrower shall not, nor shall it permit any Subsidiary to, directly or indirectly, and solely in the case of Section 7.17, Holdings shall not:

7.01 Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, or sign or file or suffer to exist under the Uniform Commercial Code of any jurisdiction a financing statement that names the Borrower or any of its Subsidiaries as debtor, or assign any accounts or other right to receive income, other than the following:

(a) Liens pursuant to any Loan Document;

(b) (i) Liens in favor of the Revolving Credit Agent securing obligations under the Revolving Credit Loan Documents and any renewals or extensions thereof and (ii) other Liens existing on the Funding Date and listed on Schedule 5.08(b) and any renewals or extensions thereof, provided that the property covered thereby is not changed, (ii) the amount secured or benefited thereby is not increased except as contemplated by Section 7.02(e), and (iii) any renewal or extension of the obligations secured or benefited thereby is permitted by Section 7.02(e);

(c) statutory Liens for taxes in an amount not to exceed $500,000; provided, that, the payment of such taxes which are due and payable is being contested in good faith and by appropriate proceedings diligently pursued and as to which adequate financial reserves have been established on Borrower’s or Holdings’ books and records, as applicable, and a stay of enforcement of any such Lien is in effect;

(d) inchoate Liens securing the claims or demands of materialmen, mechanics, carriers, warehousemen, landlords and other like Persons; provided, that, if any such Lien arises from the nonpayment of such claims or demand when due, such claims or demands do not exceed $500,000 in the aggregate;

(e) Liens consisting of deposits made in the ordinary course of business in connection with, or to secure payment of, obligations under worker’s compensation, unemployment insurance, social security and other similar laws, or to secure the performance of bids, tenders or contracts (other than for the repayment of Indebtedness) or to secure indemnity, performance or other similar bonds for the performance of bids, tenders or contracts (other than for the repayment of Indebtedness) or to secure statutory obligations (other than liens arising under ERISA or Environmental Liens) or surety or appeal bonds, or to secure indemnity, performance or other similar bonds;

(f) easements, rights-of-way, restrictions and other similar encumbrances affecting real property which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;

(g) Liens securing judgments for the payment of money not constituting an Event of Default under Section 8.01(h);

(h) Liens securing Indebtedness permitted under Section 7.02(g) or (j); provided that (i) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and (ii) the Indebtedness secured thereby does not exceed the cost of the property being financed on the date of such financing plus up to 10% of such cost for installation and other “soft costs” associated with the financing of such property;

(i) Liens on property of a Person existing at the time such Person is merged into or consolidated with the Borrower or any Subsidiary of the Borrower or becomes a Subsidiary of the Borrower; provided that such Liens were not created in contemplation of such merger, consolidation or Investment and do not extend to any assets other than those of the Person merged into or consolidated with the Borrower or such Subsidiary or acquired by the Borrower or such Subsidiary, and the applicable Indebtedness secured by such Lien is permitted under Section 7.02(h);

(j) Liens on any property of foreign Subsidiaries securing Indebtedness of such foreign Subsidiary permitted in Section 7.02(i) or (j) and, in the case of such Indebtedness permitted by Section 7.02(j), the Equity Interests in Spansion Japan Limited; and

(k) the replacement, extension or renewal of any Lien permitted by clauses (b), (h) and (i) above upon or in the same property theretofore subject thereto or the replacement, extension or renewal (without increase in the amount or change in any direct or contingent obligor) of the Indebtedness secured thereby.

7.02 Indebtedness. Create, incur, assume or suffer to exist any Indebtedness, except:

(a) obligations (contingent or otherwise) existing or arising under any Swap Contract, provided that (i) such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with fluctuations in interest rates or foreign exchange rates and (ii) such Swap Contract does not contain any provision exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party;

(b) Indebtedness evidenced by the Senior Notes and the Debentures;

(c) Indebtedness of a Loan Party to any other Loan Party and Indebtedness of any wholly owned Subsidiary owing to any Loan Party which Indebtedness is permitted under the provisions of Section 7.03;

(d) Indebtedness under the Loan Documents;

(e) Indebtedness under the Revolving Credit Loan Documents and other Indebtedness outstanding on the Funding Date and listed on Schedule 7.02 and any refinancings, refundings, renewals or extensions thereof or amendments thereto; provided that (i) the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal, extension or amendment except (A) with respect to the Indebtedness under the Revolving Credit Loan Documents, to an amount not in excess of the Cap Amount (as defined in the Intercreditor Agreement) and (B) with respect to all other such Indebtedness, by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder, (ii) the direct or any contingent obligor with respect thereto is not changed as a result of or in connection with such refinancing, refunding, renewal, extension or amendment; (iii) the terms relating to principal amount, amortization, maturity, collateral (if any) and subordination (if any), and other material terms taken as a whole, of any such refinancing, refunding, renewal or extension or amendment of Indebtedness, and of any agreement entered into and of any instrument issued in connection therewith, are no less favorable in any material respect to the Loan Parties or the Lenders than the terms of any agreement or instrument governing the Indebtedness being refinanced, refunded, renewed, extended or amended, and (iv) the interest rate applicable to any such refinanced, refunded, renewed, extended or amended Indebtedness does not exceed the then applicable market interest rate;

(f) Guarantees of the Borrower or any Guarantor in respect of (i) Indebtedness permitted under clause (j) of this Section 7.02 and (ii) Indebtedness otherwise permitted hereunder of the Borrower or any other Guarantor;

(g) Capitalized Leases of equipment and secured Indebtedness incurred to purchase or finance equipment; provided, that, (i) any such Indebtedness is not in excess of the fair market value (evidenced by a resolution of the Board of Directors of Borrower set forth in an officer’s certificate delivered to Administrative Agent) of the equipment being leased or financed; (ii) the aggregate amount of all such Indebtedness does not exceed 15% of Total Assets; (iii) Liens securing the same attach only to the Equipment being leased or financed and (iv) no Default exists or would result from the consummation of such Capitalized Lease or the incurrence of such Indebtedness;

(h) Indebtedness of any Person that becomes a Subsidiary of the Borrower after the date hereof in accordance with the terms of Section 7.03(h), which Indebtedness is existing at the time such Person becomes a Subsidiary of the Borrower (other than Indebtedness incurred in contemplation of such Person’s becoming a Subsidiary of the Borrower); provided, that the scheduled maturity date of such Indebtedness is at least 90 days after the Maturity Date hereunder;

(i) Indebtedness (other than Indebtedness permitted under clause (j) of this Section 7.02) of any foreign Subsidiary incurred in the ordinary course of business, so long as no Loan Party is contractually obligated directly or indirectly to repay, guarantee, or secure any portion of such Indebtedness;

(j) Indebtedness of up to $500,000,000 incurred to finance Capital Expenditures at the SP1 Facilities; provided, that, (i) any such Indebtedness is not in excess of the fair market value (evidenced by a resolution of the Board of Directors of Borrower set forth in an officer’s certificate delivered to Administrative Agent) of the property being leased or financed; and (ii) Liens securing the same attach only to the property being leased or financed; and

(k) Indebtedness incurred as part of the consideration for any acquisition permitted under Section 7.03(h) so long as (i) no Default exists or would result from the incurrence of such Indebtedness, (ii) such Indebtedness is subordinated on terms acceptable to the Administrative Agent and the Required Lenders and (iii) the scheduled maturity date of such Indebtedness is at least 90 days after the Maturity Date hereunder.

7.03 Investments. Make or hold any Investments, except:

(a) Investments held by the Borrower and its Subsidiaries in the form of Cash Equivalents;

(b) loans and advances to employees (other than payroll, travel and similar advances to cover matters that are made in the ordinary course of business) made in the ordinary course of business consistent with past practices; provided, that, such loans and advances do not exceed $2,500,000 in the aggregate at any one time outstanding;

(c) (i) Investments by the Borrower and its Subsidiaries in their respective Subsidiaries outstanding on the Funding Date, (ii) additional Investments by the Borrower and its Subsidiaries in Loan Parties (other than Holdings), (iii) additional Investments by Subsidiaries of the Borrower that are not Loan Parties in other Subsidiaries that are not Loan Parties and (iv) so long as (A) no Default has occurred and is continuing or would result from such Investment and (B) immediately after giving effect to such Investment, the aggregate book value of all equipment and real property and improvements thereto located in the United States of America subject to the first priority Lien of the Administrative Agent for the benefit of itself and the Lenders securing the Obligations hereunder is not less than $400,000,000, (x) Investments by the Loan Parties in joint ventures or Subsidiaries that are not Loan Parties in an amount (or value) of not more than $25,000,000 in any fiscal year; provided that an additional $100,000,000 in aggregate amount (or value) may be invested during the term of this Agreement without regard to such $25,000,000 limitation, for an aggregate amount (or value) of all such Investments in joint ventures or Subsidiaries that are not Loan Parties not in excess of $250,000,000; provided further, that any portion of such $25,000,000 in Investments permitted above made in the form of a loan or other advance may be repaid and then subsequently reborrowed or readvanced without duplication of such amount in determining compliance with the $25,000,000 limitation set forth above, and (y) Investments by the Loan Parties in Subsidiaries that are not Loan Parties to finance the SP1 Facilities in an aggregate amount not more than $100,000,000;

(d) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;

(e) Guarantees permitted by Section 7.02;

(f) Investments existing on the Funding Date (other than those referred to in Section 7.03(c)(i)) and set forth on Schedule 5.08(e);

(g) Investments by the Borrower in Swap Contracts permitted under Section 7.02(a);

(h) the purchase or other acquisition of all of the Equity Interests in any Person or all or any substantial portion of the property of any Person, or any line or lines of business or division of any Person that, upon the consummation thereof, will be wholly-owned directly by the Borrower or one or more of its wholly-owned Subsidiaries (including as a result of a merger or consolidation); provided that, with respect to each purchase or other acquisition made pursuant to this Section 7.03(h):

(i) any such newly-created or acquired Subsidiary shall comply with the requirements of Section 6.12;

(ii) the lines of business of the Person to be (or the property of which is to be) so purchased or otherwise acquired shall be substantially the same lines of business as one or more of the principal businesses of the Borrower and its Subsidiaries in the ordinary course;

(iii) such purchase or other acquisition shall not include or result in any contingent liabilities that could reasonably be expected to be material to the business, financial condition, operations or prospects of the Borrower and its Subsidiaries, taken as a whole (as determined in good faith by the board of directors (or the persons performing similar functions) of the Borrower or such Subsidiary if the board of directors is otherwise approving such transaction and, in each other case, by a Responsible Officer);

(iv) if after giving effect to such purchase or acquisition on a Pro Forma Basis, the Consolidated Leverage Ratio is greater than the ratio set forth below opposite the applicable period, the total cash and noncash consideration (including all Indebtedness incurred in connection with such Investment, all indemnities, earnouts and other contingent payment obligations to, and the aggregate amounts paid or to be paid under noncompete, consulting and other affiliated agreements with, the sellers thereof; but excluding therefrom (1) the value of any Equity Interests of Holdings or its Subsidiaries issued or transferred to the sellers thereof, (2) Indebtedness complying with the terms of Section 7.02(k) issued to the sellers thereof and (3) other amounts which by their terms are expressly payable at least 90 days after the Maturity Date) paid by or on behalf of the Borrower and its Subsidiaries for any such purchase or other acquisition, when aggregated with the total cash and noncash consideration (calculated as set forth in the parenthetical above) paid by or on behalf of the Borrower and its Subsidiaries for all other purchases and other acquisitions made by the Borrower and its Subsidiaries pursuant to this Section 7.03(h) in any fiscal year, shall not exceed $25,000,000:

Relevant Period	Consolidated Leverage Ratio
Funding Date through first fiscal quarter 2007	2.25:1.00
Second fiscal quarter 2007 through third fiscal quarter 2008	2.00:1.00
Fourth fiscal quarter 2008 and each fiscal quarter thereafter	1.75:1.00

(v) (A) immediately before and immediately after giving pro forma effect to any such purchase or other acquisition, no Default shall have occurred and be continuing and (B) immediately after giving effect to such purchase or other acquisition, Holdings and its Subsidiaries shall be in pro forma compliance with all of the covenants set forth in Section 7.11, such compliance to be determined on the basis of the financial information most recently delivered to the Administrative Agent and the Lenders pursuant to Section 6.01(a) or (b) as though such purchase or other acquisition had been consummated as of the first day of the fiscal period covered thereby; and

(vi) the Borrower shall have delivered to the Administrative Agent and each Lender, at least five Business Days prior to the date on which any such purchase or other acquisition is to be consummated, a certificate of a Responsible Officer, in form and substance reasonably satisfactory to the Administrative Agent and the Required Lenders, certifying that all of the requirements set forth in this Section 7.03(h) have been satisfied or will be satisfied on or prior to the consummation of such purchase or other acquisition;

(i) stock, obligations or other securities received in settlement of debts created in the ordinary course of business and owing to the Borrower or a Subsidiary or in satisfaction of judgments so long as the Revolving Credit Agent has a security interest in such Investments perfected in a manner satisfactory to Revolving Credit Agent in its sole discretion; and

(j) Investments representing the non-cash portion of the consideration received in connection with a Disposition consummated in compliance with Section 7.05.

7.04 Fundamental Changes. Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any

Person, except that, so long as (A) no Default exists or would result therefrom and (B) immediately after giving effect to such transaction, the aggregate book value of all equipment and real property and improvements thereto located in the United States of America subject to the first priority Lien of the Administrative Agent for the benefit of itself and the Lenders securing the Obligations hereunder is not less than $400,000,000:

(a) Holdings may merge or consolidate with the Borrower;

(b) any Subsidiary of the Borrower may merge into or consolidate with any other Person or permit any other Person to merge into or consolidate with it; provided, however, that in each case, immediately after giving effect thereto, in the case of any such merger to which any Loan Party (other than the Borrower) is a party, such Loan Party is the surviving corporation;

(c) any Loan Party may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Borrower or to another Loan Party (other than Holdings);

(d) any Subsidiary that is not a Loan Party may dispose of all or substantially all its assets (including any Disposition that is in the nature of a liquidation) to (i) another Subsidiary that is not a Loan Party or (ii) to a Loan Party; and

(e) in connection with any acquisition permitted under Section 7.03, any Subsidiary of the Borrower may merge into or consolidate with any other Person or permit any other Person to merge into or consolidate with it; provided that (i) the Person surviving such merger shall be a wholly-owned Subsidiary of the Borrower and (ii) in the case of any such merger to which any Loan Party (other than the Borrower) is a party, such Loan Party is the surviving Person.

7.05 Dispositions. Make any Disposition, including any sale leaseback transaction, or enter into any agreement to make any Disposition, except:

(a) Dispositions of obsolete or worn out property, whether now owned or hereafter acquired, in the ordinary course of business;

(b) Dispositions of inventory in the ordinary course of business consistent with past practice (including, without limitation, bulk sales, discounted sales and liquidations, in each case, of stale or obsolete inventory or inventory that is not of first-quality merchantability);

(c) Dispositions of equipment or real property; provided that (i) at the time of such Disposition, no Default shall exist or would result from such Disposition and (ii) immediately after giving effect to such Disposition, the aggregate book value of all equipment and real property and improvements thereto located in the United States of America subject to the first priority Lien of the Administrative Agent for the benefit of itself and the Lenders securing the Obligations hereunder is not less than $400,000,000.

(d) Dispositions of property by any Subsidiary to the Borrower or to a wholly-owned Subsidiary; provided that if the transferor of such property is a Guarantor, the transferee thereof must either be the Borrower or a Guarantor;

(e) Dispositions permitted by Section 7.04;

(f) non-exclusive licenses of IP Rights in the ordinary course of business and substantially consistent with past practice;

(g) sales of Equipment in connection with sale leaseback transactions;

(h) Sale of the Borrower’s JV1/JV2 Facility substantially on the terms disclosed to the Administrative Agent and the Lenders; and

(i) Dispositions of assets (other than accounts receivable) by the Borrower and its Subsidiaries not otherwise permitted under this Section 7.05; provided that (i) at the time of such Disposition, no Default shall exist or would result from such Disposition and (ii) at least 75% of the purchase price for such asset shall be paid to the Borrower or such Subsidiary solely in cash;

provided, however, that any Disposition pursuant to Section 7.05(a) through Section 7.05(i) shall be for fair market value.

7.06 Restricted Payments. Directly or indirectly declare or make, or incur any liability to make, any Restricted Payment, or issue or sell any Equity Interests or accept any capital contributions, except:

(a) Restricted Payments to the Borrower by its Subsidiaries;

(b) Restricted Payments by Subsidiaries that are not Loan Parties (or required to become Loan Parties) to other Subsidiaries that are not Loan Parties;

(c) Restricted Payments, not otherwise permitted hereunder, to any domestic Subsidiary by any of its Subsidiaries, so long as a Restricted Payment of equal amount is made to the Borrower by such domestic Subsidiary within two (2) Business Days of the initial Restricted Payment;

(d) Restricted Payments by the Borrower in an amount sufficient to repurchase Equity Interests of Holdings or the Borrower) from current or former officers, directors or employees of Holdings or the Borrower, as applicable, pursuant to the terms of agreements (including employment agreements) or plans (or amendments thereto) approved by the Board of Directors of Holdings or the Borrower, as applicable, under which such individuals purchase or sell, or are granted the option to purchase or sell, common Equity Interests; provided, however, that (i) the aggregate amount of such repurchases shall not exceed $10,000,000 in any calendar year and (ii) at the time of such repurchase, no other Default or Event of Default shall have occurred and be continuing (or result therefrom);

(e) Restricted Payments by Holdings in the form of the conversion of its convertible Indebtedness into Equity Interests of Holdings or the conversion of the Equity Interests of Holdings into another class of its Equity Interests;

(f) Restricted Payments by Holdings in the form of cash payments in lieu of fractional shares in connection with any Restricted Payment permitted hereunder (“Fractional Share Payments”) and Restricted Payments by Borrower to Holdings to permit Holdings to make such Fractional Share Payment;

(g) Restricted Payments by Holdings or Borrower consisting of the repurchase of Capital Stock to the extent such repurchase is deemed to occur upon a cashless exercise of stock options, restricted stock units or warrants, so long as no Event of Default shall exist or would result therefrom;

(h) Restricted Payments by Holdings with respect to the repurchase or redemption, and Restricted Payments by Borrower to Holdings to permit Holdings to repurchase or redeem, for nominal consideration, preferred stock purchase rights issued in connection with any shareholder rights plan of Holdings, so long as no Event of Default shall exist or would result therefrom;

(i) Restricted Payments by Borrower to Holdings (i) consisting of Permitted Tax Payments, or (ii) for corporate overhead expenses in an amount not to exceed the limitations set forth in the Senior Notes Indenture; and

(j) issuances and sales of common Equity Interests, so long as the Net Cash Proceeds thereof are applied to the repayment of Loans pursuant to Section 2.03(b)(iii).

7.07 Change in Nature of Business. Engage in any material line of business substantially different from those lines of business conducted by the Borrower and its Subsidiaries on the date hereof or any business substantially related or incidental thereto.

7.08 Transactions with Affiliates. Except as set forth below and in Schedule 5.21 neither Holdings, nor the Borrower nor any of their Subsidiaries shall, sell, transfer, distribute, or pay any money or property, including, but not limited to, any fees or expenses of any nature (including, but not limited to, any fees or expenses for management services), to any Affiliate, or lend or advance money or property to any Affiliate, or invest in (by capital contribution or otherwise) or purchase or repurchase any stock or indebtedness, or any property, of any Affiliate, or become liable on any Guaranty of the indebtedness, dividends, or other obligations of any Affiliate. Notwithstanding the foregoing, (a) Holdings, the Borrower and their Subsidiaries may engage in transactions with Affiliates in the ordinary course of business consistent with past practices, in amounts and upon terms (such terms to be fully disclosed to the Administrative Agent and the Lenders for material Affiliate transactions) no less favorable to Holdings, the Borrower and their Subsidiaries than would be obtained in a comparable arm’s-length transaction with a third party who is not an Affiliate; (b) the Borrower and Holdings may (i) enter into Investments in Subsidiaries otherwise permitted hereunder and (ii) enter into any employment, indemnification or other similar agreement or employee benefit plan with any of its employees, officers or directors (and make payments pursuant thereto) in the ordinary course of business and consistent with past practice, that is not otherwise prohibited by this Agreement; provided, however, that if any such transaction set forth in (a) or (b) above involves aggregate payments or value in excess of $25,000,000, the Board of Directors of Holdings or Borrower, as applicable, (including at least a majority of the disinterested members of such Board of Directors) must approve the same and certify (as evidenced by a resolution of such Board of Directors), in its good faith judgment, that it believes that such transaction complies with the requirements set forth in this Agreement with respect to the foregoing permitted transactions with Affiliates, provided, further, that if such transaction involves aggregate payments or value in excess of $50,000,000, the Borrower obtains a written opinion from an independent financial advisor to the effect that the consideration to be paid or received in connection with such transaction is fair, from a financial point of view, to the Borrower, Holdings, or any Subsidiary, as applicable.

7.09 Burdensome Agreements. Enter into or permit to exist any Contractual Obligation (other than this Agreement or any other Loan Document) that (a) limits the ability (i) of any Subsidiary to make Restricted Payments to the Borrower or any Guarantor or to otherwise transfer property to or invest in the Borrower or any Guarantor, except for any agreement in effect (A) on the Funding Date and set forth on Schedule 7.09 or (B) at the time any Subsidiary becomes a Subsidiary of the Borrower, so long as such agreement was not entered into solely in contemplation of such Person becoming a Subsidiary of the Borrower, (ii) of any Subsidiary to Guarantee the Indebtedness of the Borrower or (iii) of the Borrower or any Subsidiary to create, incur, assume or suffer to exist Liens on property of such Person; provided, however, that this clause (iii) shall not prohibit any negative pledge incurred or provided in favor of any holder of Indebtedness permitted under Section 7.02(i) solely to the extent any such negative pledge relates to the property financed by or the subject of such Indebtedness; or (b) requires the grant of a Lien to secure an obligation of such Person if a Lien is granted to secure another obligation of such Person.

7.10 Use of Proceeds. Use the proceeds of any Credit Extension, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.

7.11 Financial Covenants.

(a) Consolidated Interest Coverage Ratio. Permit the Consolidated Interest Coverage Ratio as of the end of any fiscal quarter of Holdings to be less than the ratio set forth below opposite such fiscal quarter:

Four Fiscal Quarters Ending	Minimum Consolidated Interest Coverage Ratio
Funding Date through third fiscal quarter 2007	3.00:1.00
Fourth fiscal quarter 2007 and each fiscal quarter thereafter	4.00:1.00

(b) Consolidated Leverage Ratio. Permit the Consolidated Leverage Ratio at any time during any period of four fiscal quarters of Holdings ending on the last day of the fiscal quarters set forth below to be greater than the ratio set forth below opposite such fiscal quarter:

Four Fiscal Quarters Ending	Maximum Consolidated Leverage Ratio
Funding Date through first fiscal quarter 2007	3.00:1.00
Second fiscal quarter 2007 through third fiscal quarter 2008	2.50:1.00
Fourth fiscal quarter 2008 and each fiscal quarter thereafter	2.25:1.00

(c) Minimum Liquidity. Permit Liquidity to be less than (i) $300,000,000 at any time that the outstanding amount of all Consolidated Senior Secured Debt is greater than or equal to $300,000,000 and (ii) $200,000,000 at any time that the outstanding amount of all Consolidated Senior Secured Debt is less than $300,000,000.

7.12 Capital Expenditures. Make or become legally obligated to make any Capital Expenditure, except for Capital Expenditures in the ordinary course of business not exceeding, in the aggregate for the Borrower and it Subsidiaries during each fiscal year set forth below, the amount set forth opposite such fiscal year:

Fiscal Year	Amount
2007	$1,200,000,000
2008	$800,000,000
2009	$900,000,000
2010	$900,000,000
2011	$1,000,000,000
2012	$1,100,000,000

; provided, however, that so long as no Default has occurred and is continuing or would result from such expenditure, for fiscal year 2007, up to $400,000,000 of any amount set forth above, if not expended in fiscal year 2007, may be carried over for expenditure in the fiscal year 2008, and for each fiscal year after 2007, up to $200,000,000 of any amount set forth above, if not expended in the fiscal year for which it is permitted above, may be carried over for expenditure in the next following fiscal year; and provided, further, if any such amount is so carried over, it will be deemed used in the applicable subsequent fiscal year before the amount set forth opposite such fiscal year above. The value of all Equity Interests of Holdings or its Subsidiaries issued or transferred as part of any Capital Expenditure shall be excluded from the calculation of Capital Expenditures for the purposes of the limitations set forth above in this Section 7.12.

7.13 Amendments of Organization Documents. Amend any of its Organization Documents in any manner which adversely affects the rights of the Administrative Agent or the Lenders.

7.14 Accounting Changes. (a) Make any material change in its accounting policies or reporting practices, except as required by GAAP, or (b) change its fiscal year without providing the Administrative Agent 60 days’ prior written notice.

7.15 Prepayments, Etc. of Indebtedness. Voluntarily prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner, or make any payment in violation of any subordination terms of, any Indebtedness, except (a) the prepayment of the Credit Extensions in accordance with the terms of this Agreement, (b) repayment of outstandings under the Revolving Credit Agreement in accordance with its terms, (c) prepayments of Indebtedness of foreign Subsidiaries by such foreign Subsidiary; and (e) refinancings and refundings of Indebtedness in compliance with Section 7.02(e).

7.16 Amendment, Etc. of Senior Notes Documents, Debenture Documents and other Indebtedness. (a) amend, modify or change in any material manner any term or condition of any Senior Notes Documents or Debenture Documents or give any consent, waiver or approval thereunder, (b) waive any material default under or any breach of any material term or condition of any Senior Notes Document or Debenture Document, (c) take any other action in connection with any Senior Notes Document or Debenture Document that would impair the value of the interest or rights of any Loan Party thereunder or that would impair the rights or interests of the Administrative Agent or any Lender or (d) amend, modify or change in any manner any term or condition of any Indebtedness set forth in Schedule 7.02 that would impair the value of the interest or rights of any Loan Party thereunder or that would impair the rights or interests of the Administrative Agent or any Lender, except for any refinancing, refunding, renewal, extension or amendment thereof permitted by Section 7.02(e).

7.17 Holding Company. In the case of Holdings, engage in any business or activity other than (a) the ownership of all outstanding Equity Interests in the Borrower and Spansion Technology Inc., (b) maintaining its corporate existence, (c) participating in tax, accounting and other administrative activities as the parent of the consolidated group of companies, including the Loan Parties, (d) the execution and delivery of the Loan Documents to which it is a party and the performance of its obligations thereunder, (e) activities incidental to being a publicly traded company, (f) guaranteeing the obligations of its direct or indirect wholly-owned Subsidiaries, and (g) activities incidental to the businesses or activities described in clauses (a) through (f) of this Section.

7.18 Designation of Senior Indebtedness. Designate any Indebtedness (other than the Indebtedness under the Loan Documents and the Revolving Credit Loan Documents) of the Borrower or any of its Subsidiaries as “Designated Senior Indebtedness” (or any similar term) under, and as defined in, the Senior Notes Documents.

7.19 Capital Structure. Make any change in its capital structure which could reasonably be expected to have a Material Adverse Effect.

ARTICLE VIII

EVENTS OF DEFAULT AND REMEDIES

8.01 Events of Default. Any of the following shall constitute an Event of Default:

(a) Non-Payment. The Borrower or any other Loan Party fails to (i) pay when and as required to be paid herein, any amount of principal of any Loan, or (ii) pay within three days after the same becomes due, any interest on any Loan or any fee due hereunder, or (iii) pay within five days after the same becomes due, any other amount payable hereunder or under any other Loan Document; or

(b) Specific Covenants. (i) The Borrower fails to perform or observe any term, covenant or agreement contained in any of Section 6.01, 6.02, 6.03, 6.05, 6.10, 6.11 or 6.12, or Article VII, (ii) any of the Guarantors fails to perform or observe any term, covenant or agreement contained in Section 10.01 hereof or Section 2.01 of the Guaranty, as applicable, or (iii) any of the Loan Parties fails to perform or observe any term, covenant or agreement contained in Section 2.04(i) or (j) or Section 5.01(a) or (i) of the Security Agreement or Section 3.1 of the respective Mortgages to which it is a party; or

(c) Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in Section 8.01(a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for 30 days; or

(d) Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrower or any other Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading when made or deemed made; or

(e) Cross-Default. (i) Any Loan Party or any Subsidiary thereof (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness or Guarantee (other than Indebtedness hereunder and Indebtedness under Swap Contracts) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than $25,000,000, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or Guarantee or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; or (ii) there occurs under any Swap Contract an Early Termination Date

(as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which a Loan Party or any Subsidiary thereof is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which a Loan Party or any Subsidiary thereof is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by such Loan Party or such Subsidiary as a result thereof is greater than $25,000,000; or

(f) Insolvency Proceedings, Etc. Any Loan Party or any Subsidiary thereof institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; or

(g) Inability to Pay Debts; Attachment. (i) Any Loan Party or any Subsidiary thereof becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within 30 days after its issue or levy; or

(h) Judgments. There is entered against any Loan Party or any Subsidiary thereof (i) one or more final judgments or orders for the payment of money in an aggregate amount (as to all such judgments and orders) exceeding $10,000,000 (to the extent neither (x) covered by independent third-party insurance as to which the insurer is rated at least “A” by A.M. Best Company, has been notified of the potential claim and does not dispute coverage nor (y) reserved in accordance with GAAP), or (ii) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of 30 consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(i) ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of the Borrower under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount that could reasonably be expected to have a Material Adverse Effect, or (ii) the Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount that could reasonably be expected to have a Material Adverse Effect; or

(j) Invalidity of Loan Documents. Any provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party or any other Person contests in any manner the validity or enforceability of any provision of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any provision of any Loan Document, or purports to revoke, terminate or rescind any provision of any Loan Document; or

(k) Change of Control. There occurs any Change of Control; or

(l) Collateral Documents. Any Collateral Document after delivery thereof pursuant to Section 4.01 or 6.12 shall for any reason (other than pursuant to the terms thereof) cease to create a valid and perfected first priority Lien or second priority Lien, as the case may be (subject to Liens permitted by Section 7.01) on the Collateral purported to be covered thereby; or

(m) Subordination. (i) The subordination provisions of the Debenture Documents (the “Subordinated Provisions”) shall, in whole or in part, terminate, cease to be effective or cease to be legally valid, binding and enforceable against any holder of the Debentures; or (ii) the Borrower or any other Loan Party shall, directly or indirectly, disavow or contest in any manner (A) the effectiveness, validity or enforceability of any of the Subordination Provisions, (B) that the Subordination Provisions exist for the benefit of the Administrative Agent and the Lenders or (C) that all payments of principal of or premium and interest on the Debentures, or realized from the liquidation of any property of any Loan Party, shall be subject to any of the Subordination Provisions.

8.02 Remedies upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

(a) declare the commitment of each Lender to make Loans to be terminated, whereupon such commitments and obligation shall be terminated;

(b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower; and

(c) exercise on behalf of itself, the Lenders all rights and remedies available to it and the Lenders under the Loan Documents;

provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, the obligation of each Lender to make Loans shall automatically terminate and the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, in each case without further act of the Administrative Agent or any Lender.

8.03 Application of Funds. After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including fees, charges and disbursements of counsel to the respective Lenders and amounts payable under Article III, ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans and other Obligations, ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans, ratably among the Lenders in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, to payment of that portion of the obligations constituting amounts owing under Secured Hedge Agreements and Secured Cash Management Agreements, ratably among the Hedge Banks and the Cash Management Banks in proportion to the respective amounts described in this clause Fifth held by them; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.

ARTICLE IX

ADMINISTRATIVE AGENT

9.01 Appointment and Authority. (a) Each of the Lenders hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent and the Lenders, and neither the Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions.

(b) The Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders (in its capacities as a Lender, potential Cash Management Bank) hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Lender for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Administrative Agent, as “collateral agent” and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 9.05 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent), shall be entitled to the benefits of all provisions of this Article IX and Article XI (including Section 11.04(c), as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto.

9.02 Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

9.03 Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law; and

(c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 11.01 and 8.02) or (ii) in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Borrower or a Lender.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Collateral Documents, (v) the value or the sufficiency of any Collateral, or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

9.04 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

9.05 Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

9.06 Resignation of Administrative Agent. The Administrative Agent may at any time give notice of its resignation to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an

Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (a) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (b) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 11.04 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

9.07 Non-Reliance on Administrative Agent and Other Lenders. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

9.08 No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the Bookrunners or Arrangers listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent or a Lender hereunder.

9.09 Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any

Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 2.07 and 11.04) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.07 and 11.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender to authorize the Administrative Agent to vote in respect of the claim of any Lender or in any such proceeding.

9.10 Collateral and Guaranty Matters. The Lenders irrevocably authorize the Administrative Agent, at its option and in its discretion,

(a) to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (i) upon termination of the Aggregate Commitments and payment in full of all Obligations (other than contingent indemnification obligations), (ii) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Loan Document, or (iii) if approved, authorized or ratified in writing in accordance with Section 11.01;

(b) to release any Guarantor from its obligations under the Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder; and

(c) to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 7.01(h).

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 9.10. In each case as specified in this Section 9.10, the Administrative Agent will, at the Borrower’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Collateral Documents or to subordinate its interest in such item, or to release such Guarantor from its obligations under the Guaranty, in each case in accordance with the terms of the Loan Documents and this Section 9.10.

ARTICLE X

CONTINUING GUARANTY

10.01 Guaranty. Holdings hereby absolutely and unconditionally guarantees, as a guaranty of payment and performance and not merely as a guaranty of collection, prompt payment when due, whether at stated maturity, by required prepayment, upon acceleration, demand or otherwise, and at all times thereafter, of any and all of the Obligations, whether for principal, interest, premiums, fees, indemnities, damages, costs, expenses or otherwise, of the Borrower to the Secured Parties, arising hereunder and under the other Loan Documents (including all renewals, extensions, amendments, refinancings and other modifications thereof and all costs, attorneys’ fees and expenses incurred by the Secured Parties in connection with the collection or enforcement thereof). The Administrative Agent’s books and records showing the amount of the Obligations shall be admissible in evidence in any action or proceeding, and shall be binding upon Holdings, and conclusive for the purpose of establishing the amount of the Obligations. This Guaranty shall not be affected by the genuineness, validity, regularity or enforceability of the Obligations or any instrument or agreement evidencing any Obligations, or by the existence, validity, enforceability, perfection, non-perfection or extent of any collateral therefor, or by any fact or circumstance relating to the Obligations which might otherwise constitute a defense to the obligations of Holdings under this Guaranty, and Holdings hereby irrevocably waives any defenses it may now have or hereafter acquire in any way relating to any or all of the foregoing.

10.02 Rights of Lenders. Holdings consents and agrees that the Secured Parties may, at any time and from time to time, without notice or demand, and without affecting the enforceability or continuing effectiveness hereof: (a) amend, extend, renew, compromise, discharge, accelerate or otherwise change the time for payment or the terms of the Obligations or any part thereof; (b) take, hold, exchange, enforce, waive, release, fail to perfect, sell, or otherwise dispose of any security for the payment of this Guaranty or any Obligations; (c) apply such security and direct the order or manner of sale thereof as the Administrative Agent and the Lenders in their sole discretion may determine; and (d) release or substitute one or more of any endorsers or other guarantors of any of the Obligations. Without limiting the generality of the foregoing, Holdings consents to the taking of, or failure to take, any action which might in any manner or to any extent vary the risks of Holdings under this Guaranty or which, but for this provision, might operate as a discharge of Holdings.

10.03 Certain Waivers. Holdings waives (a) any defense arising by reason of any disability or other defense of the Borrower or any other guarantor, or the cessation from any cause whatsoever (including any act or omission of any Secured Party) of the liability of the Borrower; (b) any defense based on any claim that Holdings’ obligations exceed or are more burdensome than those of the Borrower; (c) the benefit of any statute of limitations affecting Holdings’ liability hereunder; (d) any right to proceed against the Borrower, proceed against or exhaust any security for the Obligations, or pursue any other remedy in the power of any Secured Party whatsoever; (e) any benefit of and any right to participate in any security now or hereafter held by any Secured Party; and (f) to the fullest extent permitted by law, any and all other defenses or benefits that may be derived from or afforded by applicable law limiting the liability of or exonerating guarantors or sureties. Holdings expressly waives all setoffs and counterclaims and all presentments, demands for payment or performance, notices of nonpayment or nonperformance, protests, notices of protest, notices of dishonor and all other notices or demands of any kind or nature whatsoever with respect to the Obligations, and all notices of acceptance of this Guaranty or of the existence, creation or incurrence of new or additional Obligations. Holdings waives any rights and defenses that are or may become available to Holdings by reason of §§ 2787 and 2855, inclusive, and §§ 2899 and 3433 of the California Civil Code. As provided below, this Guaranty shall be governed by, and construed in accordance with, the laws of the State of New York. The foregoing waivers and the provisions hereinafter set forth in this Guaranty which pertain to California law are included solely out of an abundance of caution, and shall not be construed to mean that any of the above-referenced provisions of California law are in any way applicable to this Guaranty or the Obligations.

10.04 Obligations Independent. The obligations of Holdings hereunder are those of primary obligor, and not merely as surety, and are independent of the Obligations and the obligations of any other guarantor, and a separate action may be brought against Holdings to enforce this Guaranty whether or not the Borrower or any other person or entity is joined as a party.

10.05 Subrogation. Holdings shall not exercise any right of subrogation, contribution, indemnity, reimbursement or similar rights with respect to any payments it makes under this Guaranty until all of the Obligations and any amounts payable under this Guaranty have been indefeasibly paid and performed in full and the Commitments and the Facility is terminated. If any amounts are paid to Holdings in violation of the foregoing limitation, then such amounts shall be held in trust for the benefit of the Secured Parties and shall forthwith be paid to the Secured Parties to reduce the amount of the Obligations, whether matured or unmatured.

10.06 Termination; Reinstatement. This Guaranty is a continuing and irrevocable guaranty of all Obligations now or hereafter existing and shall remain in full force and effect until all Obligations and any other amounts payable under this Guaranty are indefeasibly paid in full in cash and the Commitments and the Facility with respect to the Obligations are terminated. Notwithstanding the foregoing, this Guaranty shall continue in full force and effect or be revived, as the case may be, if any payment by or on behalf of the Borrower or Holdings is made, or any of the Secured Parties exercises its right of setoff, in respect of the Obligations and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by any of the Secured Parties in their discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Laws or otherwise, all as if such payment had not been made or such setoff had not occurred and whether or not the Secured Parties are in possession of or have released this Guaranty and regardless of any prior revocation, rescission, termination or reduction. The obligations of Holdings under this paragraph shall survive termination of this Guaranty.

10.07 Subordination. Holdings hereby subordinates the payment of all obligations and indebtedness of the Borrower owing to Holdings, whether now existing or hereafter arising, including but not limited to any obligation of the Borrower to Holdings as subrogee of the Secured Parties or resulting from Holdings’ performance under this Guaranty, to the indefeasible payment in full in cash of all Obligations. If the Secured Parties so request, any such obligation or indebtedness of the Borrower to Holdings shall be enforced and performance received by Holdings as trustee for the Secured Parties and the proceeds thereof shall be paid over to the Secured Parties on account of the Obligations, but without reducing or affecting in any manner the liability of Holdings under this Guaranty.

10.08 Stay of Acceleration. If acceleration of the time for payment of any of the Obligations is stayed, in connection with any case commenced by or against Holdings or the Borrower under any Debtor Relief Laws, or otherwise, all such amounts shall nonetheless be payable by Holdings immediately upon demand by the Secured Parties.

10.09 Condition of Borrower. Holdings acknowledges and agrees that it has the sole responsibility for, and has adequate means of, obtaining from the Borrower and any other guarantor such information concerning the financial condition, business and operations of the Borrower and any such other guarantor as Holdings requires, and that none of the Secured Parties has any duty, and Holdings is not relying on the Secured Parties at any time, to disclose to Holdings any information relating to the business, operations or financial condition of the Borrower or any other guarantor (Holdings waiving any duty on the part of the Secured Parties to disclose such information and any defense relating to the failure to provide the same).

10.10 Additional Guarantor Waivers and Agreements. (a) Holdings understands and acknowledges that if the Secured Parties foreclose judicially or nonjudicially against any real property security for the Obligations, that foreclosure could impair or destroy any ability that Holdings may have to seek reimbursement, contribution, or indemnification from the Borrower or others based on any right Holdings may have of subrogation, reimbursement, contribution, or indemnification for any amounts paid by Holdings under this Guaranty. Holdings further understands and acknowledges that in the absence of this paragraph, such potential impairment or destruction of Holdings’ rights, if any, may entitle Holdings to assert a defense to this Guaranty based on Section 580d of the California Code of Civil Procedure as interpreted in Union Bank v. Gradsky, 265 Cal. App. 2d 40 (1968). By executing this Guaranty, Holdings freely, irrevocably, and unconditionally: (i) waives and relinquishes that defense and agrees that Holdings will be fully liable under this Guaranty even though the Secured Parties may foreclose, either by judicial foreclosure or by exercise of power of sale, any deed of trust securing the Obligations; (ii) agrees that Holdings will not assert that defense in any action or proceeding which the Secured Parties may commence to enforce this Guaranty; (iii) acknowledges and agrees that the rights and defenses waived by Holdings in this Guaranty include any right or defense that Holdings may have or be entitled to assert based upon or arising out of any one or more of §§ 580a, 580b, 580d, or 726 of the California Code of Civil Procedure or § 2848 of the California Civil Code; and (iv) acknowledges and agrees that the Secured Parties are relying on this waiver in creating the Obligations, and that this waiver is a material part of the consideration which the Secured Parties are receiving for creating the Obligations.

(b) Holdings waives all rights and defenses that Holdings may have because any of the Obligations is secured by real property. This means, among other things: (i) the Secured Parties may collect from Holdings without first foreclosing on any real or personal property collateral pledged by the other Loan Parties; and (ii) if the Secured Parties foreclose on any real property collateral pledged by the other Loan Parties: (A) the amount of the Obligations may be reduced only by the price for which that collateral is sold at the foreclosure sale, even if the collateral is worth more than the sale price, and (B) the Secured Parties may collect from Holdings even if the Secured Parties, by foreclosing on the real property collateral, have destroyed any right Holdings may have to collect from the Borrower. This is an unconditional and irrevocable waiver of any rights and defenses Holdings may have because any of the Obligations is secured by real property. These rights and defenses include, but are not limited to, any rights or defenses based upon § 580a, 580b, 580d, or 726 of the California Code of Civil Procedure.

(c) Holdings waives any right or defense it may have at law or equity, including California Code of Civil Procedure § 580a, to a fair market value hearing or action to determine a deficiency judgment after a foreclosure.

ARTICLE XI

MISCELLANEOUS

11.01 Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrower or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(a) waive any condition set forth in Section 4.01 (other than Section 4.01(b)(i) or (c)), or, in the case of the initial Credit Extension, Section 4.02, without the written consent of each Lender;

(b) extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02) without the written consent of such Lender;

(c) postpone any date fixed by this Agreement or any other Loan Document for any payment (excluding mandatory prepayments) of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under such other Loan Document without the written consent of each Lender entitled to such payment;

(d) reduce the principal of, or the rate of interest specified herein on, any Loan or (subject to clause (iii) of the second proviso to this Section 11.01) any fees or other amounts payable hereunder or under any other Loan Document, or change the manner of computation of any financial ratio (including any change in any applicable defined term) used in determining the Applicable Rate that would result in a reduction of any interest rate on any Loan or any fee payable hereunder without the written consent of each Lender entitled to such amount; provided, however, that only the consent of the Required Lenders shall be necessary (i) to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest at the Default Rate or (ii) to amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Loan or to reduce any fee payable hereunder;

(e) change (i) Section 2.11 or Section 8.03 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender or (ii) the order of application of any reduction in the Commitments or any prepayment of Loans from the application thereof set forth in the applicable provisions of Section 2.03(b) or 2.04, respectively, in any manner that materially and adversely affects the Lenders under the Facility without the written consent of the Required Lenders;

(f) change any provision of this Section 11.01 or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder (other than the definitions specified in clause (ii) of this Section 11.01(f)), without the written consent of each Lender;

(g) release all or substantially all of the Collateral in any transaction or series of related transactions, without the written consent of each Lender;

(h) release all or substantially all of the value of the Guaranty, without the written consent of each Lender; or

(i) impose any greater restriction on the ability of any Lender under a Facility to assign any of its rights or obligations hereunder without the written consent of the Required Lenders;

and provided, further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; (ii) Section 11.06(h) may not be amended, waived or otherwise modified without the consent of each Granting Lender all or any part of whose Loans are being funded by an SPC at the time of such amendment, waiver or other modification; and (iii) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender.

If any Lender does not consent to a proposed amendment, waiver, consent or release with respect to any Loan Document that requires the consent of each Lender and that has been approved by the Required Lenders, the Borrower may replace such non-consenting Lender in accordance with Section 11.13; provided that such amendment, waiver, consent or release can be effected as a result of the assignment contemplated by such Section (together with all other such assignments required by the Borrower to be made pursuant to this paragraph).

11.02 Notices; Effectiveness; Electronic Communications. (a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to Holdings, the Borrower or the Administrative Agent, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 11.02; and

(ii) if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in subsection (b) below shall be effective as provided in such subsection (b).

(b) Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c) The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to Holdings, the Borrower, any Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to Holdings, the Borrower, any Lender or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d) Change of Address, Etc. Each of Holdings, the Borrower and the Administrative Agent may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Borrower and the Administrative Agent. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.

(e) Reliance by Administrative Agent and Lenders. The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic Committed Loan Notices) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the

Administrative Agent, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

11.03 No Waiver; Cumulative Remedies. No failure by any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

11.04 Expenses; Indemnity; Damage Waiver. (a) Costs and Expenses. The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), and (ii) all out-of-pocket expenses incurred by the Administrative Agent or any Lender (including the fees, charges and disbursements of any counsel for the Administrative Agent or any Lender) in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.

(b) Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof) and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents, (ii) any Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party or any of the Borrower’s or such Loan Party’s directors, shareholders or creditors, and regardless of whether any Indemnitee is a party thereto, in all cases, whether or not caused by or arising, in whole or in part, out of the comparative, contributory or sole negligence of the Indemnitee; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Borrower or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrower or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.

(c) Reimbursement by Lenders. To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof) or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent) or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.10(d).

(d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.

(e) Payments. All amounts due under this Section shall be payable not later than ten Business Days after demand therefor.

(f) Survival. The agreements in this Section shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.

11.05 Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent or any Lender, or the Administrative Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

11.06 Successors and Assigns. (a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrower nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of Section 11.06(b), (ii) by way of participation in accordance with the provisions of Section 11.06(d), (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 11.06(f), or (iv) to an SPC in accordance with the provisions of Section 11.06(h) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment(s) and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment under any Facility and the Loans at the time owing to it under such Facility or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B) in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $1,000,000, in the case of any assignment in respect of Facility, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met;

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned;

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:

(A) the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; and

(B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of (i) any Commitment if such assignment is to a Person that is not a Lender with a Commitment in respect of the applicable Facility, an Affiliate of such Lender or an Approved Fund with respect to such Lender or (ii) any Loan to a Person that is not a Lender, an Affiliate of a Lender or an Approved Fund.

(iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v) No Assignment to Borrower. No such assignment shall be made to the Borrower or any of the Borrower’s Affiliates or Subsidiaries.

(vi) No Assignment to Natural Persons. No such assignment shall be made to a natural person.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05 and 11.04 with respect to facts and circumstances occurring prior to the effective date of such assignment). Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 11.06(d). Notwithstanding anything to the contrary in the Agreement of any other Loan Document, no assignee of interests shall be entitled to receive any greater payment under Section 3.01 than the applicable grantor of such assignment would have been entitled to receive with respect to the assigned interest had no such assignment been made, and no assignee shall be entitled to the benefits of Section 3.01 unless the Borrower is notified of the assignment and such assignee has complied with the requirements of Section 3.01(e).

(c) Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 11.01 that affects such Participant. Subject to subsection (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 11.06(b). To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.11 as though it were a Lender.

(e) Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.01 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 3.01(e) as though it were a Lender.

(f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g) Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

(h) Special Purpose Funding Vehicles. Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower (an “SPC”) the option to provide all or any part of any Loan that such Granting Lender would otherwise be obligated to make pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to fund any Loan, and (ii) if an SPC elects not to exercise such option or otherwise fails to make all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof or, if it fails to do so, to make such payment to the Administrative Agent as is required under Section 2.10(b)(ii). Each party hereto hereby agrees that (i) neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of the Borrower under this Agreement (including its obligations under Section 3.04), (ii) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender would be liable, and (iii) the Granting Lender shall for all purposes, including the approval of any amendment, waiver or other modification of any provision of any Loan Document, remain the lender of record hereunder. The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior debt of any SPC, it will not institute against, or join any other Person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency, or liquidation proceeding under the laws of the United States or any State thereof. Notwithstanding anything to the contrary contained herein, any SPC may (i) with notice to, but without prior consent of the Borrower and the Administrative Agent and with the payment of a processing fee in the amount of $3,500 (which processing fee may be waived by the Administrative Agent in its sole discretion), assign all or any portion of its right to receive payment with respect to any Loan to the Granting Lender and (ii) disclose on a confidential basis any non-public information relating to its funding of Loans to any rating agency, commercial paper dealer or provider of any surety or Guarantee or credit or liquidity enhancement to such SPC.

11.07 Treatment of Certain Information; Confidentiality. Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower.

For purposes of this Section, “Information” means all information received from any Loan Party or any Subsidiary thereof relating to any Loan Party or any Subsidiary thereof or their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by any Loan

Party or any Subsidiary thereof, provided that, in the case of information received from a Loan Party or any such Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Administrative Agent and the Lenders acknowledges that (a) the Information may include material non-public information concerning the Borrower or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including Federal and state securities Laws.

11.08 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, after obtaining the prior written consent of the Administrative Agent, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender or any such Affiliate to or for the credit or the account of the Borrower or any other Loan Party against any and all of the obligations of the Borrower or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower or such Loan Party may be contingent or unmatured or are owed to a branch or office of such Lender different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender or their respective Affiliates may have. Each Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

11.09 Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

11.10 Counterparts; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

11.11 Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied.

11.12 Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

11.13 Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender is a Defaulting Lender or if any other circumstance exists hereunder that gives the Borrower the right to replace a Lender as a party hereto, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 11.06), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a) the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 11.06(b);

(b) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(c) in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter; and

(d) such assignment does not conflict with applicable Laws.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

11.14 Governing Law; Jurisdiction; Etc. (a) GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b) SUBMISSION TO JURISDICTION. THE BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ANY OTHER LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c) WAIVER OF VENUE. THE BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d) SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 11.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW

11.15 Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

11.16 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby, the Borrower and Holdings each acknowledge and agree, and acknowledge their respective Affiliates’ understanding, that: (i) the credit facilities provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document) are an arm’s-length commercial transaction between the Borrower , Holdings and their respective Affiliates, on the one hand, and the Administrative Agent and the Arranger, on the other hand, and each of the Borrower and Holdings is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents (including any amendment, waiver or other modification hereof or thereof); (ii) in connection with the process leading to such transaction, the Administrative Agent and the Arranger each is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary, for the Borrower, Holdings or any of their respective Affiliates, stockholders, creditors or employees or any other Person; (iii) neither the Administrative Agent nor the Arranger has assumed or will assume an advisory, agency or fiduciary responsibility in favor of the Borrower or Holdings with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Loan Document (irrespective of whether the Administrative Agent or the Arranger has advised or is currently advising the Borrower, Holdings or any of their respective Affiliates on other matters) and neither the Administrative Agent nor the Arranger has any obligation to the Borrower, Holdings or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; (iv) the Administrative Agent and the Arranger and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower, Holdings and their respective Affiliates, and neither the Administrative Agent nor the Arranger has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (v) the Administrative Agent and the Arranger have not provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Loan Document) and each of the Borrower and Holdings has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate. Each of the Borrower and Holdings hereby waives and releases, to the fullest extent permitted by law, any claims that it may have against the Administrative Agent and the Arranger with respect to any breach or alleged breach of agency or fiduciary duty.

11.17 USA PATRIOT Act Notice. Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Loan Party in accordance with the Act.

11.18 Time of the Essence. Time is of the essence of the Loan Documents.

11.19 ENTIRE AGREEMENT. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

11.20 DESIGNATED SENIOR INDEBTEDNESS. The Borrower hereby designates all the Obligations as “Designated Senior Indebtedness” under, and as defined in, the Debenture Documents and all supplemental indentures thereto.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

BORROWER:

SPANSION LLC, a Delaware limited liability
company

By:	/s/ Dario Sacomani
Name:	Dario Sacomani
Title:	Executive Vice President and Chief Financial Officer

GUARANTOR:

SPANSION INC., a Delaware Corporation

By:	/s/ Dario Sacomani
Name:	Dario Sacomani
Title:	Executive Vice President and Chief Financial Officer

1

BANK OF AMERICA, N.A., as
Administrative Agent

By:	/s/ Ken Puro
Name:	Ken Puro
Title:	Vice President

BANK OF AMERICA, N.A., as a Lender

By:	/s/ Ken Puro
Name:	Ken Puro
Title:	Vice President